As Filed with the Securities and Exchange Commission on September 28, 1999

                               File No. 811-07880

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM N-1A

                             REGISTRATION STATEMENT

                                      UNDER

                       THE INVESTMENT COMPANY ACT OF 1940

                                 AMENDMENT NO. 7

     THE U.S. EQUITY PORTFOLIO (formerly THE SELECTED U.S. EQUITY PORTFOLIO)
               (Exact Name of Registrant as Specified in Charter)



        P.O. Box 2508 GT, George Town, Grand Cayman, Cayman Islands, BWI
                    (Address of Principal Executive Offices)


       Registrant's Telephone Number, Including Area Code: (345) 949-6644


                Margaret W. Chambers, c/o Funds Distributor, Inc.
            60 State Street, Suite 1300, Boston, Massachusetts 02109
                     (Name and Address of Agent for Service)


                        Copy to:  John E. Baumgardner, Esq.
                                  Sullivan & Cromwell
                                  125 Broad Street
                                  New York, NY 10004

                                EXPLANATORY NOTE

         This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by other investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

                                     PART A

         Responses to Items 1,2,3,5 and 9 have been omitted pursuant to paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

     Item 4. Investment Objectives, Principal Investment Strategies, and Related Risks

Investment Objective

         The Portfolio's goal is to provide high total return from a portfolio of selected equity securities. This goal can be changed without investor approval.


PRINCIPAL STRATEGIES AND RELATED RISKS

         The Portfolio invests primarily in large- and medium-capitalization U.S. companies. Industry by industry, the Portfolio's weightings are similar to those of the Standard & Poor's 500 Stock Index (S&P 500). The Portfolio can moderately underweight or overweight industries when it believes it will benefit performance.

         Within each industry, the Portfolio focuses on those stocks that are ranked as most undervalued according to the investment process described above. The Portfolio generally considers selling stocks that appear overvalued.

         There can be no assurance that the investment objective of the Portfolio will be achieved. Future returns will not necessarily resemble past performance. The portfolio does not represent a complete investment program.

         The value of an investment in the Portfolio will fluctuate in response to movements in the stock market. Performance will also depend on the effectiveness of J.P. Morgan's research and the management team's stock picking decisions.

         By emphasizing undervalued stocks, the Portfolio has the potential to produce returns that exceed those of the S&P 500. At the same time, by controlling the industry weightings of the Portfolio so they can differ only moderately from the industry weightings of the S&P 500, the Portfolio seeks to limit its volatility to that of the overall market, as represented by this index.

INVESTMENT PROCESS

         In managing the Portfolio, J.P. Morgan employs a three-step process:

RESEARCH J.P. Morgan takes an in-depth look at company prospects over a relatively long period - often as much as five years - rather than focusing on near-term expectations. This approach is designed to provide insight into a company's real growth potential. J.P. Morgan's in-house research is developed by an extensive worldwide network of over 120 career analysts. The team of analysts dedicated to U.S. equities includes more than 20 members, with an average of over ten years of experience.

VALUATION The research findings allow J.P. Morgan to rank the companies in each industry group according to their relative value. The greater a company's estimated worth compared to the current market price of its stock, the more undervalued the company. The valuation rankings are produced with the help of a variety of models that quantify the research team's findings.

STOCK SELECTION The Portfolio buys and sells stocks according to its own policies, using the research and valuation rankings as a basis. In general, the management team buys stocks that are identified as undervalued and considers selling them when they appear overvalued. Along with attractive valuation, the Portfolio's managers often consider a number of other criteria:

- catalysts that could trigger a rise in a stock's price - high potential reward
compared  to   potential   risk  -  temporary   mispricings   caused  by  market
overreactions

         The value of the Portfolio will fluctuate over time. You could lose money if you sell when the Portfolio's price is lower than when you invested. There is no assurance that the Portfolio will meet its investment goal. Future returns will not necessarily resemble past performance.

         This table discusses the main elements that make up the Portfolio's overall risk and reward characteristics. It also outlines the Portfolio's policies toward various securities, including those that are designed to help the Portfolio manage risk.

------------------------------------------------------------------------
POTENTIAL RISKS                                    POLICIES TO BALANCE RISK
------------------------------------------------------------------------
MARKET CONDITIONS

-The Portfolio's price,                         -Under normal circumstances
yield, and total return                          the Portfolio plans to
will fluctuate in response                       remain fully invested with at
to stock market movements                        least 65% in U.S. small company
                                                 stocks; stock investments may
-Adverse market conditions                       include U.S. and foreign common
may from time to time cause                      stocks, convertible securities,
the Portfolio to take                            preferred stocks, trust or
temporary defensive positions                   partnership interests, warrants,
that are inconsistent with                       rights, and investment company
its principal investment securities.
strategies and may hinder
the Portfolio from achieving
its investment objective
                                                  -The Portfolio seeks to limit
                                                  risk through diversification.

                                                  -During severe market
                                                  downturns, the Portfolio has
                                                  the option of investing up
                                                  to 100% of assets in
                                                  investment-grade short-term
                                                  securities.

MANAGEMENT CHOICES

-The Portfolio could                         -J.P. Morgan focuses its active
underperform its                             management on securities selection,
benchmark due to its                         the area where it believes its
securities and asset                         commitment to research can most
allocation choices                           enhance returns

FOREIGN INVESTMENTS

-The Portfolio could lose                       -The Portfolio anticipates that
 money because of foreign                        its total foreign investments
 government actions,                             will not exceed 20% of assets
 political instability,
 or lack of adequate and
 accurate information                         -The Portfolio actively manages
                                               the currency exposure of its
-Currency exchange rate                        foreign investments relative to
 movements could reduce                        its benchmark, and may hedge back
 gains or create losses                          into the U.S. dollar from time
                                                to time (see also "Derivatives")

DERIVATIVES

-Derivatives such as                             -The Portfolio uses derivatives
 futures, options, swaps                     for hedging and for risk management
 and foreign currency                         (i.e., to adjust duration or to
 forward contracts that                       establish or adjust exposure to
 are used for hedging the                     particular securities, markets, or
 portfolio or specific                          currencies); risk management may
 securities may not fully                       include management of the
 offset the underlying                         Portfolio's exposure relative
 positions (1)                                 to its benchmark

-Derivatives used for
 risk management may not
 have the intended effects
 and may result in losses
 or missed opportunities

-The counterparty to a                      -The Portfolio only establishes
 derivatives contract                       hedges that it expects will be
 could default                              correlated with underlying positions

-Derivatives that involve
 leverage could magnify highly
 losses                                        -While the Portfolio may use
                                                derivatives that incidentally
                                               involve leverage, it does not use
                                                them for the specific purpose of
                                                leveraging the Portfolio


(1) A futures contract is an agreement to buy or sell a set quantity of an underlying instrument at a future date, or to make or receive a cash payment based on the value of a securities index. An option is the right to buy or sell securities that is granted in exchange for an agreed-upon sum. A swap is a privately negotiated agreement to exchange one stream of payments for another. A foreign currency forward contract is an obligation to buy or sell a given currency on a future date and at a set price.

ILLIQUID HOLDINGS

-The Portfolio could                     -The Portfolio may not invest
 have difficulty valuing                 more than 15% of net
 holdings precisely                      assets in illiquid holdings

-The Portfolio could be                  -To maintain adequate liquidity
 unable to sell these                    to meet redemptions, the Portfolio
 holdings at the time                    may hold investment-grade
 or price it desires                     short-term securities (including
                                         repurchase agreements) and,
                                         for temporary or extraordinary
                                         purposes, may borrow from banks
                                         up to 33 1/3% of the value of its
                                         assets

WHEN-ISSUED AND DELAYED
DELIVERY SECURITIES

-When the Portfolio buys                  -The Portfolio uses segregated
 securities before issue                  accounts to offset leverage risk
 or for delayed delivery,
 it could be exposed to
 leverage risk if it
 does not use segregated
 accounts

SHORT-TERM TRADING

-Increased trading would raise                     -The Portfolio anticipates
 the Portfolio's                                    a portfolio turnover
 brokerage and related                              rate of approximately 100%
 costs

-Increased short-term                              -The Portfolio generally
 capital gains                                      avoids short-term trading
 distributions would                                except attractive or
 to take advantage of                               unexpected opportunities or
 raise shareholders'                                to meet demands generated by
 income tax liability                               shareholder activity


ITEM 5.  MANAGEMENT OF THE PORTFOLIO.

     The Portfolio is advised by J.P. Morgan Investment Management Inc. ("JPMIM" or the "Advisor").

         Subject to the supervision of the Portfolio's Trustees, the Advisor makes the Portfolio's day-to-day investment decisions, arranges for the execution of portfolio transactions and generally manages the Portfolio's investments. Effective October 1, 1998 the Portfolio's Investment Advisor is JPMIM. Prior to that date, Morgan was the Investment Advisor.

         JPMIM, a wholly owned subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan"), is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and manages employee benefit funds of corporations, labor unions and state and local governments and the accounts of other institutional investors, including investment companies. Certain of the assets of employee benefit accounts under its management are invested in commingled pension trust funds for which Morgan serves as trustee.

         J.P. Morgan, through the Advisor and other subsidiaries, acts as investment advisor to individuals, governments, corporations, employee benefit plans, mutual funds and other institutional investors with combined assets under management of more than $326 billion.

         The basis of the Advisor's investment process is fundamental investment research as the firm believes that fundamentals should determine an asset's value over the long term. J.P. Morgan currently employs over 100 full time research analysts, among the largest research staffs in the money management industry, in its investment management divisions located in New York, London, Tokyo, Frankfurt and Singapore to cover companies, industries and countries on site. In addition, the investment management divisions employ approximately 300 capital market researchers, portfolio managers and traders. The conclusions of the equity analysts' fundamental research is quantified into a set of projected returns for individual companies through the use of a dividend discount model. These returns are projected for 2 to 5 years to enable analysts to take a longer term view. These returns, or normalized earnings, are used to establish relative values among stocks in each industrial sector. These values may not be the same as the markets' current valuations of these companies. This provides the basis for ranking the attractiveness of the companies in an industry according to five distinct quintiles or rankings. This ranking is one of the factors considered in determining the stocks purchased and sold in each sector.

         The investment advisory services the Advisor provides to the Portfolios are not exclusive under the terms of the Advisory Agreements. The Advisor is free to and does render similar investment advisory services to others. The Advisor serves as investment advisor to personal investors and other investment companies and acts as fiduciary for trusts, estates and employee benefit plans. Certain of the assets of trusts and estates under management are invested in common trust funds for which the Advisor serves as trustee. The accounts which are managed or advised by the Advisor have varying investment objectives and the Advisor invests assets of such accounts in investments substantially similar to, or the same as, those which are expected to constitute the principal investments of the Portfolios. Such accounts are supervised by officers and employees of the Advisor who may also be acting in similar capacities for the Portfolio.

         Morgan, also a wholly owned subsidiary of J.P. Morgan, is a bank holding company organized under the laws of the State of Delaware. Morgan, whose principal offices are at 60 Wall Street, New York, New York 10260, is a New York trust company which conducts a general banking and trust business. Morgan is subject to regulation by the New York State Banking Department and is a member bank of the Federal Reserve System. Through offices in New York City and abroad, Morgan offers a wide range of services, primarily to governmental, institutional, corporate and high net worth individual customers in the United States and throughout the world.

         The Portfolio is managed by officers of the Advisor who, in acting for their customers, including the Portfolio, do not discuss their investment decisions with any personnel of J.P. Morgan or any personnel of other divisions of the Advisor or with any of its affiliated persons, with the exception of certain investment management affiliates of J.P. Morgan.

         As compensation for the services rendered and related expenses such as salaries of advisory personnel borne by the Advisor under the Advisory Agreements, the Portfolio corresponding has agreed to pay the Advisor a fee, which is computed daily and may be paid monthly, equal to the annual rate of 0.40% of the Portfolio's average daily net assets.

         The portfolio management team is led by William M. Riegel, Jr., managing director, who has been on the team since 1993 and has been at J.P. Morgan since 1979, and Henry D. Cavanna, managing director, who joined the team in February of 1998, and has been at J.P. Morgan since 1971. Both served as managers of U.S. equity portfolios prior to managing the fund.

ITEM 6 MANAGEMENT, ORGANIZATION, AND CAPITAL STRUCTURE.

         The U.S. Equity Portfolio (the "Portfolio") is a diversified open-end management investment company which was organized as a trust under the laws of the State of New York on January 29, 1993. Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by other investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

J.P. MORGAN

         Known for its commitment to proprietary research and its disciplined investment strategies, J.P. Morgan is the asset management choice for many of the world's most respected corporations, financial institutions, governments, and individuals. Today, J.P. Morgan employs over 300 analysts and portfolio managers around the world and has more than $326 billion in assets under management, including assets managed by the Portfolio's advisor, JPMIM.


U.S. EQUITY MANAGEMENT APPROACH

         The U.S. Equity Portfolio invests primarily in U.S. stocks.

         The Portfolio's investment philosophy, developed by its advisor, focuses on stock picking while largely avoiding sector or market-timing strategies. Also, under normal market conditions, the Portfolio will remain fully invested.

MANAGEMENT AND ADMINISTRATION

         The Board of Trustees provides broad supervision over the affairs of the Portfolio Trust. The Portfolio Trust has retained the services of JPMIM as investment adviser and Morgan as administrative services agent. The Portfolio Trust has retained the services of Funds Distributor, Inc. ("FDI") as co-administrator (the "Co-Administrator").

         The Portfolio has not retained the services of a principal underwriter or distributor, since interests in the Portfolio are offered solely in private placement transactions. FDI, acting as agent for the Portfolio, serves as exclusive placement agent of interests in the Portfolio. FDI receives no additional compensation for serving as exclusive placement agent to the Portfolio.

         The Portfolio Trust has entered into a Portfolio Fund Services Agreement with Pierpont Group to assist the Trustees in exercising their overall supervisory responsibilities for the Portfolio Trust's affairs. Pierpont Group was organized in July 1989 to provide services for The Pierpont Family of Funds (now the J.P. Morgan Family of Funds), and the Trustees are the equal and sole shareholders of Pierpont Group. The Portfolios have agreed to pay Pierpont Group a fee in an amount representing its reasonable costs in performing these services to the Portfolio Trust and certain other registered investment companies subject to similar agreements with Pierpont Group. See Item 14 in Part B The principal offices of Pierpont Group, Inc. are located at 461 Fifth Avenue, New York, New York 10017.

Advisory services                   0.40% of the portfolio's average net assets
Administrative services             Portfolio's pro-rata portion of 0.09% of
(fee shared with Funds              the first $7 billion in J.P. Morgan-advised
Distributor, Inc.)                  portfolios, plus 0.04% of the average net
                                    assets Over $7 billion

     J.P. Morgan may pay fees to certain firms and professionals for providing recordkeeping or other services in connection with investments in a portfolio.


ITEM 7.  SHAREHOLDER INFORMATION.

INVESTING

         Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by other investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities which are "accredited investors" as defined in Rule 501 under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

         An investment in the Portfolio may be made without a sales load. All investments are made at net asset value next determined after an order is received in "good order" by the Portfolio. The net asset value of the Portfolio is determined at the Valuation Time on each Portfolio Business Day.

         There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (i.e., monies credited to the account of the Custodian by a Federal Reserve Bank).

         The Portfolio may, at its own option, accept securities in payment for investments in its beneficial interests. The securities delivered in kind are valued by the method described in Net Asset Value as of the business day prior to the day the Portfolio receives the securities. Securities may be accepted in payment for shares only if they are, in the judgment of the Advisor, appropriate investments for the Portfolio. In addition, securities accepted in payment for shares must: (i) meet the investment objective and policies of the Portfolio;
(ii) be acquired by the Portfolio for investment and not for resale; (iii) be liquid securities which are not restricted as to transfer either by law or liquidity of market; and (iv) if stock, have a value which is readily ascertainable as evidenced by a listing on a stock exchange, OTC market or by readily available market quotations from a dealer in such securities. The Portfolio reserves the right to accept or reject at its own option any and all securities offered in payment for beneficial interests.

         The Portfolio and FDI reserve the right to cease accepting investments at any time or to reject any investment order.

ADDING TO YOUR ACCOUNT

         Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Portfolio Business Day. At the Valuation Time on each such day, the value of each investor's beneficial interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or reductions, which are to be effected at the Valuation Time on such day, will then be effected. The investor's percentage of the aggregate beneficial interests in the Portfolio will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio at the Valuation Time on such day plus or minus, as the case may be, the amount of net additions to or reductions in the investor's investment in the Portfolio effected at the Valuation Time, and (ii) the denominator of which is the aggregate net asset value of the Portfolio at the Valuation Time on such day, plus or minus, as the case may be, the amount of net additions to or reductions in the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined will then be applied to determine the value of the investor's interest in the Portfolio at the Valuation Time on the following Portfolio Business Day.

SELLING SHARES

         An investor in the Portfolio may reduce all or any portion of its investment at the net asset value next determined after a request in "good order" is furnished by the investor to the Portfolio. The proceeds of a reduction will be paid by the Portfolio in federal funds normally on the next Portfolio Business Day after the reduction is effected, but in any event within seven days. Investments in the Portfolio may not be transferred.

         The right of any investor to receive payment with respect to any reduction may be suspended or the payment of the proceeds therefrom postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted or, to the extent otherwise permitted by the 1940 Act, if an emergency exists.


REDEMPTION IN KIND

         The Portfolio reserves the right under certain circumstances, such as accommodating requests for substantial withdrawals or liquidations, to pay distributions in kind to investors (i.e., to distribute portfolio securities as opposed to cash). If securities are distributed, an investor could incur brokerage, tax or other charges in converting the securities to cash. In addition, distribution in kind may result in a less diversified portfolio of investments or adversely affect the liquidity of the Portfolio or the investor's portfolio, as the case may be.

BUSINESS DAYS AND NAV CALCULATIONS

         The net asset value ("NAV") of the Portfolio is determined each business day other than the holidays listed in Part B ("Portfolio Business Day"). This determination is made once daily as of the close of trading on the New York Stock Exchange (normally, 4:00 p.m. eastern time).

DIVIDENDS AND DISTRIBUTIONS

         It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended, assuming that the investor invested all of its assets in the Portfolio.



TAX CONSIDERATIONS

         Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.


YEAR 2000

         Portfolio operations and shareholders could be adversely affected if the computer systems used by J.P. Morgan, the Portfolio's other service providers and other entities with computer systems linked to the Portfolio do not properly process and calculate January 1, 2000 and after date-related information. J.P. Morgan is working to avoid these problems and to obtain assurances from other service providers that they are taking similar steps. However, it is not certain that these actions will be sufficient to prevent these date-related problems from adversely impacting Portfolio operations and shareholders. In addition, to the extent that operations of issuers of securities held by the Portfolio are impaired by date-related problems or prices of securities decline as a result of real or perceived date-related problems of issuers held by the Portfolio or generally, the net asset value of the Portfolio will decline.

                                     PART B

ITEM 10.  COVER PAGE AND TABLE OF CONTENTS

         Cover page not applicable.

         TABLE OF CONTENTS.                                   PAGE

         General Information and History . . . . . . . . . . . B-1
         Investment Objective and Policies . . . . . . . . . . B-1
         Management of the Portfolio . . . . . . . . . . . . . B-16
         Control Persons and Principal Holders
         of Securities . . . . . . . . . . . . . . . . . . . . B-21
         Investment Advisory and Other Services  . . . . . . . B-21
         Brokerage Allocation and Other Practices  . . . . . . B-25
         Capital Stock and Other Securities  . . . . . . . . . B-27
         Purchase, Redemption and Pricing of
         Securities Being Offered. . . . . . . . . . . . . . . B-28
         Tax Status  . . . . . . . . . . . . . . . . . . . . . B-29
         Underwriters  . . . . . . . . . . . . . . . . . . . . B-31
         Calculations of Performance Data  . . . . . . . . . . B-31
         Financial Statements  . . . . . . . . . . . . . . . . B-31
         Appendix A  . . . . . . . . . . . . . . . . . . . . . Appendix-1

ITEM 11.  PORTFOLIO HISTORY.

         Not applicable.

ITEM 12.  DESCRIPTION OF THE PORTFOLIO AND ITS INVESTMENTS AND RISKS.

         The investment objective of The U.S. Equity Portfolio (the "Portfolio") is to provide high total return from a portfolio of selected equity securities.

         The Portfolio attempts to achieve its investment objective by primarily investing, under normal circumstances, at least 65% of its net assets in equity securities. These equity securities consist of U.S. and foreign common stocks and other securities with equity characteristics comprised of preferred stock, warrants, rights, convertible securities, depository receipts (such as ADRs, EDRs and GDRs) trust certifications, limited partnership interests and investment company securities (collectively, "Equity Securities"). The Portfolio's primary equity investments are the common stock of large capitalization U.S. corporations and, to a limited extent, similar securities of foreign corporations.

     The Portfolio is advised by J.P. Morgan Investment Management Inc. ("JPMIM" or the "Advisor").

         The following discussion supplements the information regarding the investment objective of the Portfolio and the policies to be employed to achieve this objective as set forth above and in Part A.

INVESTMENT PROCESS

         Research: The Advisor's more than 20 domestic equity analysts, each an industry specialist with an average of over 10 years of experience, follow approximately 600 predominantly large- and medium-sized U.S. companies -- approximately 500 of which form the universe for the Portfolio's investments. Their research goal is to forecast normalized, longer term earnings and dividends for the companies that they cover. In doing this, they may work in concert with the Advisor's international equity analysts in order to gain a broader perspective for evaluating industries and companies in today's global economy.

         Valuation: The analysts' forecasts are converted into comparable expected returns using a proprietary dividend discount model, which calculates the long-term earnings by comparing a company's current stock price with its forecasted dividends and earnings. Within each sector, companies are ranked according to their relative value and grouped into quintiles: those with the highest expected returns (Quintile 1) are deemed the most undervalued relative to their long-term earnings power, while those with the lowest expected returns (Quintile 5) are deemed the most overvalued.

         Stock Selection: A diversified portfolio is constructed using disciplined buy and sell rules. Purchases are concentrated among first-quintile stocks; the specific names selected reflect the portfolio manager's judgment concerning the soundness of the underlying forecasts, the likelihood that the perceived misvaluation will be corrected within a reasonable time frame, and the magnitude of the risks versus the rewards. Once a stock falls into the third quintile -- because its price has risen or its fundamentals have deteriorated -- it generally becomes a candidate for sale. The portfolio manager seeks to hold sector weightings close to those of the S&P 500 Index, the Portfolio's benchmark.

EQUITY INVESTMENTS

         The Portfolio invests primarily in equity securities consisting of common stock and other securities with equity characteristics. The securities in which the Portfolio invests include those listed on any domestic or foreign securities exchange or traded in the over-the-counter (OTC) market as well as certain restricted or unlisted securities. A discussion of the various types of equity investments which may be purchased by the Portfolio appears below.

         EQUITY SECURITIES. The common stock in which the Portfolio may invest include the common stock of any class or series of domestic or foreign corporations or any similar equity interest, such as trust or partnership interests. The Portfolio's equity investments may also include preferred stock, warrants, rights and convertible securities. These investments may or may not pay dividends and may or may not carry voting rights. Common stock occupies the most junior position in a company's capital structure.

         The convertible securities in which the Portfolio may invest include any debt securities or preferred stock which may be converted into common stock or which carry the right to purchase common stock. Convertible securities entitle the holder to exchange the securities for a specified number of shares of common stock, usually of the same company, at specified prices within a certain period of time.

         The terms of any convertible security determine its ranking in a company's capital structure. In the case of subordinated convertible debentures, the holders' claims on assets and earnings are subordinated to the claims of other creditors, and are senior to the claims of preferred and common shareholders. In the case of convertible preferred stock, the holders' claims on assets and earnings are subordinated to the claims of all creditors and are senior to the claims of common shareholders.

         COMMON STOCK WARRANTS. The Portfolio may invest in common stock warrants, which entitle the holder to buy common stock from the issuer of the warrant at a specific price (the strike price) for a specific period of time. The market price of warrants may be substantially lower than the current market price of the underlying common stock, yet warrants are subject to similar price fluctuations. As a result, warrants may be more volatile investments than the underlying common stock.

         Warrants generally do not entitle the holder to dividends or voting rights with respect to the underlying securities and do not represent any rights in the assets of the issuing company. A warrant will expire worthless if it is not exercised on or prior to the expiration date.

FOREIGN INVESTMENTS

         The Portfolio may invest in certain foreign securities. The Portfolio does not expect more than 20% of its investments, at the time of purchase, to be in securities of foreign issuers. This 20% limit is designed to accommodate the increased globalization of companies as well as the redomiciling of companies for tax treatment purposes. It is not currently expected to be used to increase direct non-U.S. exposure.

         Investors should realize that the value of the Portfolio's investments in foreign securities may be adversely affected by changes in political or social conditions, diplomatic relations, confiscatory taxation, expropriation, nationalization, limitation on the removal of funds or assets, or imposition of (or change in) exchange control or tax regulations in those foreign countries. In addition, changes in government administrations or economic or monetary policies in the United States or abroad could result in appreciation or depreciation of portfolio securities and could favorably or unfavorably affect the Portfolio's operations. Furthermore, the economies of individual foreign nations may differ from the U.S. economy, whether favorably or unfavorably, in areas such as growth of gross national product, rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position; it may also be more difficult to obtain and enforce a judgment against a foreign issuer. Any foreign investments made by the Portfolio must be made in compliance with U.S. and foreign currency restrictions and tax laws restricting the amounts and types of foreign investments.

         Foreign investments may be made directly in securities of foreign issuers or in the form of American Depository Receipts ("ADRs"), European Depository Receipts ("EDRs") and Global Depository Receipts ("GDRs") or other similar securities of foreign issuers. ADRs are securities, typically issued by a U.S. financial institution (a "depository"), that evidence ownership interests in a security or a pool of securities issued by a foreign issuer and deposited with the depository. ADRs include American Depository Shares and New York Shares. EDRs are receipts issued by a European financial institution. GDRs, which are sometimes referred to as Continental Depository Receipts ("CDRs"), are securities, typically issued by a non-U.S. financial institution, that evidence ownership interests in a security or a pool of securities issued by either a U.S. or foreign issuer. ADRs, EDRs, GDRs and CDRs may be available for investment through "sponsored" or "unsponsored" facilities. A sponsored facility is established jointly by the issuer of the security underlying the receipt and a depository, whereas an unsponsored facility may be established by a depository without participation by the issuer of the receipt's underlying security.

         Holders of an unsponsored depository receipt generally bear all costs of the unsponsored facility. The depository of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited security or to pass through to the holders of the receipts voting rights with respect to the deposited securities.

         Since investments in foreign securities may involve foreign currencies, the value of the Portfolio's assets as measured in U.S. dollars may be affected favorably or unfavorably by changes in currency rates and in exchange control regulations, including currency blockage. The Portfolio may enter into forward commitments for the purchase or sale of foreign currencies in connection with the settlement of foreign securities transactions or to manage the Portfolio's currency exposure related to foreign investments.

FOREIGN CURRENCY EXCHANGE TRANSACTIONS

         Because the Portfolio may buy and sell securities and receive interest and dividends in currencies other than the U.S. dollar, the Portfolio may enter from time to time into foreign currency exchange transactions. The Portfolio either enters into these transactions on a spot (i.e., cash) basis at the spot rate prevailing in the foreign currency exchange market or uses forward contracts to purchase or sell foreign currencies. The cost of the Portfolio's spot currency exchange transactions is generally the difference between the bid and offer spot rate of the currency being purchased or sold.

         A forward foreign currency exchange contract is an obligation by the Portfolio to purchase or sell a specific currency at a future date, which may be any fixed number of days from the date of the contract. Forward foreign currency exchange contracts establish an exchange rate at a future date. These contracts are derivative instruments, as their value derives from the spot exchange rates of the currencies underlying the contract. These contracts are entered into in the interbank market directly between currency traders (usually large commercial banks) and their customers. A forward foreign currency exchange contract generally has no deposit requirement and is traded at a net price without commission. Neither spot transactions nor forward foreign currency exchange contracts eliminate fluctuations in the prices of the Portfolio's securities or in foreign exchange rates, or prevent loss if the prices of these securities should decline.

         The Portfolio may enter into foreign currency exchange transactions in an attempt to protect against changes in foreign currency exchange rates between the trade and settlement dates of specific securities transactions or anticipated securities transactions. The Portfolio may also enter into forward contracts to hedge against a change in foreign currency exchange rates that would cause a decline in the value of existing investments denominated or principally traded in a foreign currency. To do this, the Portfolio would enter into a forward contract to sell the foreign currency in which the investment is denominated or principally traded in exchange for U.S. dollars or in exchange for another foreign currency. The Portfolio will only enter into forward contracts to sell a foreign currency in exchange for another foreign currency if the Advisor expects the foreign currency purchased to appreciate against the U.S. dollar.

         Although these transactions are intended to minimize the risk of loss due to a decline in the value of the hedged currency, at the same time they limit any potential gain that might be realized should the value of the hedged currency increase. In addition, forward contracts that convert a foreign currency into another foreign currency will cause the Portfolio to assume the risk of fluctuations in the value of the currency purchased vis a vis the hedged currency and the U.S. dollar. The precise matching of the forward contract amounts and the value of the securities involved will not generally be possible because the future value of such securities in foreign currencies will change as a consequence of market movements in the value of such securities between the date the forward contract is entered into and the date it matures. The projection of currency market movements is extremely difficult, and the successful execution of a hedging strategy is highly uncertain.

ADDITIONAL INVESTMENTS

         WHEN-ISSUED AND DELAYED DELIVERY SECURITIES. The Portfolio may purchase securities on a when-issued or delayed delivery basis. For example, delivery of and payment for these securities can take place a month or more after the date of the purchase commitment. The purchase price and the interest rate payable, if any, on the securities are fixed on the purchase commitment date or at the time the settlement date is fixed. The value of such securities is subject to market fluctuation and for money market instruments and other fixed income securities no interest accrues to the Portfolio until settlement takes place. At the time the Portfolio makes the commitment to purchase securities on a when-issued or delayed delivery basis, it will record the transaction, reflect the value each day of such securities in determining its net asset value and, if applicable, calculate the maturity for the purposes of average maturity from that date. At the time of settlement a when-issued security may be valued at less than the purchase price. To facilitate such acquisitions, the Portfolio will maintain with the custodian a segregated account with liquid assets, consisting of cash, U.S. Government securities or other appropriate securities, in an amount at least equal to such commitments. On delivery dates for such transactions, the Portfolio will meet its obligations from maturities or sales of the securities held in the segregated account and/or from cash flow. If the Portfolio chooses to dispose of the right to acquire a when-issued security prior to its acquisition, it could, as with the disposition of any other portfolio obligation, incur a gain or loss due to market fluctuation. Also, the Portfolio may be disadvantaged if the other party to the transaction defaults. It is the current policy of the Portfolio not to enter into when-issued commitments exceeding in the aggregate 15% of the market value of the Portfolio's total assets, less liabilities other than the obligations created by when-issued commitments.

         INVESTMENT COMPANY SECURITIES. Securities of other investment companies may be acquired by the Portfolio to the extent permitted under the Investment Company Act of 1940 (the "1940 Act"). These limits require that, as determined immediately after a purchase is made, (i) not more than 5% of the value of the Portfolio's total assets will be invested in the securities of any one investment company, (ii) not more than 10% of the value of its total assets will be invested in the aggregate in securities of investment companies as a group, and (iii) not more than 3% of the outstanding voting stock of any one investment company will be owned by the Portfolio. As a shareholder of another investment company, the Portfolio would bear, along with other shareholders, its pro rata portion of the other investment company's expenses, including advisory fees. These expenses would be in addition to the advisory and other expenses that the Portfolio bears directly in connection with its own operations.

         The Securities and Exchange Commission ("SEC") has granted the Portfolio an exemptive order permitting it to invest its uninvested cash in any of the following affiliated money market funds: J.P. Morgan Institutional Prime Money Market Fund, J.P. Morgan Institutional Tax Exempt Money Market Fund, J.P. Morgan Institutional Federal Money Market Fund and J.P. Morgan Institutional Treasury Money Market Fund. The order sets the following conditions: (1) the Portfolio may invest in one or more of the permitted money market funds up to an aggregate limit of 25% of its assets; and (2) the Advisor will waive and/or reimburse its advisory fee from the Portfolio in an amount sufficient to offset any doubling up of investment advisory and shareholder servicing fees. The Portfolio has applied for additional exemptive relief from the SEC to permit the Portfolio to invest in additional affiliated investment companies. If the requested relief is granted, the Portfolio would then be permitted to invest in non-money market affiliated funds, subject to certain conditions specified in the applicable order.

         REVERSE REPURCHASE AGREEMENTS. The Portfolio may enter into reverse repurchase agreements. In a reverse repurchase agreement, the Portfolio sells a security and agrees to repurchase the same security at a mutually agreed upon date and price reflecting the interest rate effective for the term of the agreement. For purposes of the 1940 Act, a reverse repurchase agreement is also considered as the borrowing of money by the Portfolio and, therefore, a form of leverage. Leverage may cause any gains or losses for the Portfolio to be magnified. The Portfolio will invest the proceeds of borrowings under reverse repurchase agreements. In addition, the Portfolio will enter into a reverse repurchase agreement only when the interest income to be earned from the investment of the proceeds is greater than the interest expense of the transaction. The Portfolio will not invest the proceeds of a reverse repurchase agreement for a period which exceeds the duration of the reverse repurchase agreement. The Portfolio will establish and maintain with the Custodian a separate account with a segregated portfolio of securities in an amount at least equal to its purchase obligations under its reverse repurchase agreements.

         LOANS OF PORTFOLIO SECURITIES. The Portfolio is permitted to lend its securities in an amount up to 33 1/3% of the value of such Portfolio's net assets. The Portfolio may lend its securities if such loans are secured continuously by cash or equivalent collateral or by a letter of credit in favor of the Portfolio at least equal at all times to 100% of the market value of the securities loaned, plus paid interest. While such securities are on loan, the borrower will pay the Portfolio any income accruing thereon. Loans will be subject to termination by the Portfolio in the normal settlement time, generally three business days after notice, or by the borrower on one day's notice. Borrowed securities must be returned when the loan is terminated. Any gain or loss in the market price of the borrowed securities which occurs during the term of the loan inures to the Portfolio and its investors. The Portfolio may pay reasonable finders' and custodial fees in connection with a loan. In addition, the Portfolio will consider all facts and circumstances including the creditworthiness of the borrowing financial institution, and the Portfolio will not make any loans in excess of one year. The Portfolio will not lend their securities to any officer, Trustee, Director, employee, or affiliate of the Portfolio, Advisor, Private Placement Agent or Administrator, unless otherwise permitted by applicable law.

         ILLIQUID INVESTMENTS; PRIVATELY PLACED AND OTHER UNREGISTERED SECURITIES. The Portfolio may not acquire any illiquid securities if, as a result thereof, more than 15% of the Portfolio's net assets would be in illiquid investments. Subject to this non-fundamental policy limitation, the Portfolio may acquire investments that are illiquid or have limited liquidity, such as private placements or investments that are not registered under the Securities Act of 1933, as amended (the "1933 Act") and cannot be offered for public sale in the United States without first being registered under the 1933 Act. An illiquid investment is any investment that cannot be disposed of within seven days in the normal course of business at approximately the amount at which it is valued by the Portfolio. The price the Portfolio pays for illiquid securities or receives upon resale may be lower than the price paid or received for similar securities with a more liquid market. Accordingly the valuation of these securities will reflect any limitations on their liquidity.

         The Portfolio may also purchase Rule 144A securities sold to institutional investors without registration under the 1933 Act. These securities may be determined to be liquid in accordance with guidelines established by the Advisor and approved by the Trustees. The Trustees will monitor the Advisor's implementation of these guidelines on a periodic basis.

         As to illiquid investments, the Portfolio is subject to a risk that should the Portfolio decide to sell them when a ready buyer is not available at a price the Portfolio deems representative of their value, the value of the Portfolio's net assets could be adversely affected. Where an illiquid security must be registered under the 1933 Act before it may be sold, the Portfolio may be obligated to pay all or part of the registration expenses and a considerable period may elapse between the time of the decision to sell and the time the Portfolio may be permitted to sell a security under an effective registration statement. If, during such a period, adverse market conditions were to develop, the Portfolio might obtain a less favorable price than prevailed when it decided to sell.

MONEY MARKET INSTRUMENTS

         Although the Portfolio intends, under normal circumstances and to the extent practicable, to be fully invested in equity securities, the Portfolio may invest in money market instruments to the extent consistent with its investment objective and policies. The Portfolio may make money market investments pending other investment or settlement, for liquidity or in adverse market conditions. A description of the various types of money market instruments that may be purchased by the Portfolio appears below. Also see "Quality and Diversification Requirements".

     U.S. TREASURY SECURITIES. The Portfolio may invest in direct obligations of the U.S. Treasury, including Treasury bills, notes and bonds, all of which are backed as to principal and interest payments by the full faith and credit of the United States.

         ADDITIONAL U.S. GOVERNMENT OBLIGATIONS. The Portfolio may invest in obligations issued or guaranteed by U.S. Government agencies or instrumentalities. These obligations may or may not be backed by the "full faith and credit" of the United States. Securities which are backed by the full faith and credit of the United States include obligations of the Government National Mortgage Association, the Farmers Home Administration, and the Export-Import Bank. In the case of securities not backed by the full faith and credit of the United States, the Portfolio must look principally to the federal agency issuing or guaranteeing the obligation for ultimate repayment and may not be able to assert a claim against the United States itself in the event the agency or instrumentality does not meet its commitments. Securities in which the Portfolio may invest that are not backed by the full faith and credit of the United States include, but are not limited to: (i) obligations of the Tennessee Valley Authority, the Federal Home Loan Mortgage Corporation, the Federal Home Loan Banks and the U.S. Postal Service, each of which has the right to borrow from the U.S. Treasury to meet its obligations; (ii) securities issued by the Federal National Mortgage Association, which are supported by the discretionary authority of the U.S. Government to purchase the agency's obligations; and (iii) obligations of the Federal Farm Credit System and the Student Loan Marketing Association, each of whose obligations may be satisfied only by the individual credits of the issuing agency.

     FOREIGN GOVERNMENT OBLIGATIONS. The Portfolio, subject to its applicable investment policies, may also invest in short-term obligations of foreign sovereign governments or of their agencies, instrumentalities, authorities or political subdivisions. These securities may be denominated in the U.S. dollar or in another currency. See "Foreign Investments".

         BANK OBLIGATIONS. The Portfolio may invest in negotiable certificates of deposit, time deposits and bankers' acceptances of (i) banks, savings and loan associations and savings banks which have more than $2 billion in total assets (the "Asset Limitation") and are organized under the laws of the United States or any state, (ii) foreign branches of these banks or of foreign banks of equivalent size (Euros) and (iii) U.S. branches of foreign banks of equivalent size (Yankees). See "Foreign Investments". The Portfolio will not invest in obligations for which the Advisor, or any of its affiliated persons, is the ultimate obligor or accepting bank. The Portfolio may also invest in obligations of international banking institutions designated or supported by national governments to promote economic reconstruction, development or trade between nations (e.g., the European Investment Bank, the Inter-American Development Bank, or the World Bank).

         COMMERCIAL PAPER. The Portfolio may invest in commercial paper including master demand obligations. Master demand obligations are obligations that provide for a periodic adjustment in the interest rate paid and permit daily changes in the amount borrowed. Master demand obligations are governed by agreements between the issuer and Morgan Guaranty Trust Company of New York ("Morgan"), an affiliate of the Advisor, acting as agent, for no additional fee. The monies loaned to the borrower come from accounts managed by Morgan or its affiliates, pursuant to arrangements with such accounts. Interest and principal payments are credited to such accounts. Morgan, an affiliate of the Advisor, has the right to increase or decrease the amount provided to the borrower under an obligation. The borrower has the right to pay without penalty all or any part of the principal amount then outstanding on an obligation together with interest to the date of payment. Since these obligations typically provide that the interest rate is tied to the Federal Reserve commercial paper composite rate, the rate on master demand obligations is subject to change. Repayment of a master demand obligation to participating accounts depends on the ability of the borrower to pay the accrued interest and principal of the obligation on demand which is continuously monitored by Morgan. Since master demand obligations typically are not rated by credit rating agencies, the Portfolio may invest in such unrated obligations only if at the time of an investment the obligation is determined by the Advisor to have a credit quality which satisfies the Portfolio's quality restrictions. See "Quality and Diversification Requirements". It is possible that the issuer of a master demand obligation could be a client of Morgan to whom Morgan, an affiliate of the Advisor, in its capacity as a commercial bank, has made a loan.

         REPURCHASE AGREEMENTS. The Portfolio may enter into repurchase agreements with brokers, dealers or banks that meet the credit guidelines approved by the Trustees. In a repurchase agreement, the Portfolio buys a security from a seller that has agreed to repurchase the same security at a mutually agreed upon date and price. The resale price normally is in excess of the purchase price, reflecting an agreed upon interest rate. This interest rate is effective for the period of time the Portfolio is invested in the agreement and is not related to the coupon rate on the underlying security. A repurchase agreement may also be viewed as a fully collateralized loan of money by the Portfolio to the seller. The period of these repurchase agreements will usually be short, from overnight to one week, and at no time will the Portfolio invest in repurchase agreements for more than thirteen months. The securities which are subject to repurchase agreements, however, may have maturity dates in excess of thirteen months from the effective date of the repurchase agreement. The Portfolio will always receive securities as collateral whose market value is, and during the entire term of the agreement remains, at least equal to 100% of the dollar amount invested by the Portfolio in each agreement plus accrued interest, and the Portfolio will make payment for such securities only upon physical delivery or upon evidence of book entry transfer to the account of the Portfolio's custodian (the "Custodian"). If the seller defaults, the Portfolio might incur a loss if the value of the collateral securing the repurchase agreement declines and might incur disposition costs in connection with liquidating the collateral. In addition, if bankruptcy proceedings are commenced with respect to the seller of the security, realization upon disposal of the collateral by the Portfolio may be delayed or limited.

         The Portfolio may make investments in other debt securities with remaining effective maturities of not more than thirteen months, including without limitation corporate and foreign bonds, asset-backed securities and other obligations described in this Part B.

QUALITY AND DIVERSIFICATION REQUIREMENTS

         The Portfolio intends to meet the diversification requirements of the 1940 Act. To meet these requirements, 75% of the assets of the Portfolio is subject to the following fundamental limitations: (1) the Portfolio may not invest more than 5% of its total assets in the securities of any one issuer, except obligations of the U.S. Government, its agencies and instrumentalities, and (2) the Portfolio may not own more than 10% of the outstanding voting securities of any one issuer. As for the other 25% of the Portfolio's assets not subject to the limitation described above, there is no limitation on investment of these assets under the 1940 Act, so that all of such assets may be invested in securities of any one issuer. Investments not subject to the limitations described above could involve an increased risk to the Portfolio should an issuer, or a state or its related entities, be unable to make interest or principal payments or should the market value of such securities decline. The Portfolio will also comply with the diversification requirements imposed by the Internal Revenue Code of 1986 as amended (the "Code"), for qualification as a regulated investment company. See Item 19 below.

         The Portfolio may invest in convertible debt securities, for which there are no specific quality requirements. In addition, at the time the Portfolio invests in any commercial paper, bank obligation or repurchase agreement, the issuer must have outstanding debt rated A or higher by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Ratings Group ("Standard & Poor's"), the issuer's parent corporation, if any, must have outstanding commercial paper rated Prime-1 by Moody's or A-1 by Standard & Poor's, or if no such ratings are available, the investment must be of comparable quality in the Advisor's opinion. At the time the Portfolio invests in any other short-term debt securities, they must be rated A or higher by Moody's or Standard & Poor's, or if unrated, the investment must be of comparable quality in the Advisor's opinion. A description of illustrative credit ratings is set forth in Appendix A attached to this Part B.

         In determining suitability of investment in a particular unrated security, the Advisor takes into consideration asset and debt service coverage, the purpose of the financing, history of the issuer, existence of other rated securities of the issuer, and other relevant conditions, such as comparability to other issuers.

OPTIONS AND FUTURES TRANSACTIONS

         The Portfolio may (a) purchase and sell exchange traded and over-the-counter (OTC) put and call options on equity securities or indexes of equity securities, (b) purchase and sell futures contracts on indexes of equity securities and (c) purchase and sell put and call options on futures contracts on indexes of equity securities. Each of these instruments is a derivative instrument as its value derives from the underlying asset or index.

         The Portfolio may utilize options and futures contracts to manage its exposure to changing interest rates and/or security prices. Some options and futures strategies, including selling futures contracts and buying puts, tend to hedge the Portfolio's investments against price fluctuations. Other strategies, including buying futures contracts, writing puts and calls, and buying calls, tend to increase market exposure. Options and futures contracts may be combined with each other or with forward contracts in order to adjust the risk and return characteristics of the Portfolio's overall strategy in a manner deemed appropriate to the Advisor and consistent with the Portfolio's objective and policies. Because combined options positions involve multiple trades, they result in higher transaction costs and may be more difficult to open and close out.

         The use of options and futures is a highly specialized activity which involves investment strategies and risks different from those associated with ordinary portfolio securities transactions, and there can be no guarantee that their use will increase a Portfolio's return. While the use of these instruments by the Portfolio may reduce certain risks associated with owning its portfolio securities, these techniques themselves entail certain other risks. If the Advisor applies a strategy at an inappropriate time or judges market conditions or trends incorrectly, options and futures strategies may lower the Portfolio's return. Certain strategies limit the Portfolio's possibilities to realize gains as well as limiting its exposure to losses. The Portfolio could also experience losses if the prices of its options and futures positions were poorly correlated with its other investments, or if it could not close out its positions because of an illiquid secondary market. In addition, the Portfolio will incur transaction costs, including trading commissions and option premiums, in connection with its futures and options transactions and these transactions could significantly increase the Portfolio's turnover rate.

         The Portfolio may purchase put and call options on securities, indexes of securities and futures contracts, or purchase and sell futures contracts, only if such options are written by other persons and if the aggregate premiums paid on all such options which are held at any time do not exceed 20% of the Portfolio's net assets, and (ii) the aggregate margin deposits required on all such futures or options thereon held at any time do not exceed 5% of the Portfolio's total assets.

OPTIONS

         PURCHASING PUT AND CALL OPTIONS. By purchasing a put option, the Portfolio obtains the right (but not the obligation) to sell the instrument underlying the option at a fixed strike price. In return for this right, the Portfolio pays the current market price for the option (known as the option premium). Options have various types of underlying instruments, including specific securities, indexes of securities, indexes of securities prices, and futures contracts. The Portfolio may terminate its position in a put option it has purchased by allowing it to expire or by exercising the option. The Portfolio may also close out a put option position by entering into an offsetting transaction, if a liquid market exists. If the option is allowed to expire, the Portfolio will lose the entire premium it paid. If the Portfolio exercises a put option on a security, it will sell the instrument underlying the option at the strike price. If the Portfolio exercises an option on an index, settlement is in cash and does not involve the actual sale of securities. If an option is American style, it may be exercised on any day up to its expiration date. A European style option may be exercised only on its expiration date.

         The buyer of a typical put option can expect to realize a gain if the price of the underlying instrument falls substantially. However, if the price of the instrument underlying the option does not fall enough to offset the cost of purchasing the option, a put buyer can expect to suffer a loss (limited to the amount of the premium paid, plus related transaction costs).

         The features of call options are essentially the same as those of put options, except that the purchaser of a call option obtains the right to purchase, rather than sell, the instrument underlying the option at the option's strike price. A call buyer typically attempts to participate in potential price increases of the instrument underlying the option with risk limited to the cost of the option if security prices fall. At the same time, the buyer can expect to suffer a loss if security prices do not rise sufficiently to offset the cost of the option.

         SELLING (WRITING) PUT AND CALL OPTIONS. When the Portfolio writes a put option, it takes the opposite side of the transaction from the option's purchaser. In return for receipt of the premium, the Portfolio assumes the obligation to pay the strike price for the instrument underlying the option if the other party to the option chooses to exercise it. The Portfolio may seek to terminate its position in a put option it writes before exercise by purchasing an offsetting option in the market at its current price. If the market is not liquid for a put option the Portfolio has written, however, the Portfolio must continue to be prepared to pay the strike price while the option is outstanding, regardless of price changes, and must continue to post margin as discussed below.

         If the price of the underlying instrument rises, a put writer would generally expect to profit, although its gain would be limited to the amount of the premium it received. If security prices remain the same over time, it is likely that the writer will also profit, because it should be able to close out the option at a lower price. If security prices fall, the put writer would expect to suffer a loss. This loss should be less than the loss from purchasing and holding the underlying instrument directly, however, because the premium received for writing the option should offset a portion of the decline.

         Writing a call option obligates the Portfolio to sell or deliver the option's underlying instrument in return for the strike price upon exercise of the option. The characteristics of writing call options are similar to those of writing put options, except that writing calls generally is a profitable strategy if prices remain the same or fall. Through receipt of the option premium a call writer offsets part of the effect of a price decline. At the same time, because a call writer must be prepared to deliver the underlying instrument in return for the strike price, even if its current value is greater, a call writer gives up some ability to participate in security price increases.

         The writer of an exchange traded put or call option on a security, an index of securities or a futures contract is required to deposit cash or securities or a letter of credit as margin and to make mark to market payments of variation margin as the position becomes unprofitable.

         OPTIONS ON INDEXES. Options on securities indexes are similar to options on securities, except that the exercise of securities index options is settled by cash payment and does not involve the actual purchase or sale of securities. In addition, these options are designed to reflect price fluctuations in a group of securities or segment of the securities market rather than price fluctuations in a single security. The Portfolio, in purchasing or selling index options, is subject to the risk that the value of its portfolio securities may not change as much as an index because the Portfolio's investments generally will not match the composition of an index.

         For a number of reasons, a liquid market may not exist and thus the Portfolio may not be able to close out an option position that it has previously entered into. When the Portfolio purchases an OTC option, it will be relying on its counterparty to perform its obligations, and the Portfolio may incur additional losses if the counterparty is unable to perform.

         EXCHANGE TRADED AND OVER-THE-COUNTER OPTIONS. All options purchased or sold by the Portfolio will be traded on a securities exchange or will be purchased or sold by securities dealers (OTC options) that meet creditworthiness standards approved by the Board of Trustees. While exchange-traded options are obligations of the Options Clearing Corporation, in the case of OTC options, the Portfolio relies on the dealer from which it purchased the option to perform if the option is exercised. Thus, when the Portfolio purchases an OTC option, it relies on the dealer from which it purchased the option to make or take delivery of the underlying securities. Failure by the dealer to do so would result in the loss of the premium paid by the Portfolio as well as loss of the expected benefit of the transaction.

         Provided that the Portfolio has arrangements with certain qualified dealers who agree that the Portfolio may repurchase any option it writes for a maximum price to be calculated by a predetermined formula, the Portfolio may treat the underlying securities used to cover written OTC options as liquid. In these cases, the OTC option itself would only be considered illiquid to the extent that the maximum repurchase price under the formula exceeds the intrinsic value of the option.

         FUTURES CONTRACTS AND OPTIONS ON FUTURES CONTRACTS. The Portfolio may purchase or sell (write) futures contracts and purchase or sell put and call options , including put and call options on futures contracts. Futures contracts obligate the buyer to take and the seller to make delivery at a future date of a specified quantity of a financial instrument or an amount of cash based on the value of a securities index. Currently, futures contracts are available on various types of fixed income securities, including but not limited to U.S. Treasury bonds, notes and bills, Eurodollar certificates of deposit and on indexes of fixed income securities and indexes of equity securities.

         Unlike a futures contract, which requires the parties to buy and sell a security or make a cash settlement payment based on changes in a financial instrument or securities index on an agreed date, an option on a futures contract entitles its holder to decide on or before a future date whether to enter into such a contract. If the holder decides not to exercise its option, the holder may close out the option position by entering into an offsetting transaction or may decide to let the option expire and forfeit the premium thereon. The purchaser of an option on a futures contract pays a premium for the option but makes no initial margin payments or daily payments of cash in the nature of "variation" margin payments to reflect the change in the value of the underlying contract as does a purchaser or seller of a futures contract.

         The seller of an option on a futures contract receives the premium paid by the purchaser and may be required to pay initial margin. Amounts equal to the initial margin and any additional collateral required on any options on futures contracts sold by the Portfolio are paid by the Portfolio into a segregated account, in the name of the Futures Commission Merchant, as required by the 1940 Act and the SEC's interpretations thereunder.

         COMBINED POSITIONS. The Portfolio may purchase and write options in combination with each other, or in combination with futures or forward contracts, to adjust the risk and return characteristics of the overall position. For example, the Portfolio may purchase a put option and write a call option on the same underlying instrument, in order to construct a combined position whose risk and return characteristics are similar to selling a futures contract. Another possible combined position would involve writing a call option at one strike price and buying a call option at a lower price, in order to reduce the risk of the written call option in the event of a substantial price increase. Because combined options positions involve multiple trades, they result in higher transaction costs and may be more difficult to open and close out.

         CORRELATION OF PRICE CHANGES. Because there are a limited number of types of exchange-traded options and futures contracts, it is likely that the standardized options and futures contracts available will not match the Portfolio's current or anticipated investments exactly. The Portfolio may invest in options and futures contracts based on securities with different issuers, maturities, or other characteristics from the securities in which it typically invests, which involves a risk that the options or futures position will not track the performance of the Portfolio's other investments.

         Options and futures contracts prices can also diverge from the prices of their underlying instruments, even if the underlying instruments match the Portfolio's investments well. Options and futures contracts prices are affected by such factors as current and anticipated short term interest rates, changes in volatility of the underlying instrument, and the time remaining until expiration of the contract, which may not affect security prices the same way. Imperfect correlation may also result from differing levels of demand in the options and futures markets and the securities markets, from structural differences in how options and futures and securities are traded, or from imposition of daily price fluctuation limits or trading halts. The Portfolio may purchase or sell options and futures contracts with a greater or lesser value than the securities it wishes to hedge or intends to purchase in order to attempt to compensate for differences in volatility between the contract and the securities, although this may not be successful in all cases. If price changes in the Portfolio's options or futures positions are poorly correlated with its other investments, the positions may fail to produce anticipated gains or result in losses that are not offset by gains in other investments.

         LIQUIDITY OF OPTIONS AND FUTURES CONTRACTS. There is no assurance a liquid market will exist for any particular option or futures contract at any particular time even if the contract is traded on an exchange. In addition, exchanges may establish daily price fluctuation limits for options and futures contracts and may halt trading if a contract's price moves up or down more than the limit in a given day. On volatile trading days when the price fluctuation limit is reached or a trading halt is imposed, it may be impossible for the Portfolio to enter into new positions or close out existing positions. If the market for a contract is not liquid because of price fluctuation limits or otherwise, it could prevent prompt liquidation of unfavorable positions, and could potentially require the Portfolio to continue to hold a position until delivery or expiration regardless of changes in its value. As a result, the Portfolio's access to other assets held to cover its options or futures positions could also be impaired. (See "Exchange Traded and Over-the-Counter Options" above for a discussion of the liquidity of options not traded on an exchange.)

         POSITION LIMITS. Futures exchanges can limit the number of futures and options on futures contracts that can be held or controlled by an entity. If an adequate exemption cannot be obtained, the Portfolio or the Advisor may be required to reduce the size of its futures and options positions or may not be able to trade a certain futures or options contract in order to avoid exceeding such limits.

         ASSET COVERAGE FOR FUTURES CONTRACTS AND OPTIONS POSITIONS. The Portfolio intends to comply with Section 4.5 of the regulations under the Commodity Exchange Act, which limits the extent to which the Portfolio can commit assets to initial margin deposits and option premiums. In addition, the Portfolio will comply with guidelines established by the SEC with respect to coverage of options and futures contracts by mutual funds, and if the guidelines so require, will set aside appropriate liquid assets in a segregated custodial account in the amount prescribed. Securities held in a segregated account cannot be sold while the futures contract or option is outstanding, unless they are replaced with other suitable assets. As a result, there is a possibility that segregation of a large percentage of the Portfolio's assets could impede portfolio management or the Portfolio's ability to meet redemption requests or other current obligations.

         Although the Portfolio will not be commodity pools, certain derivatives subject the Portfolio to the rules of the Commodity Futures Trading Commission which limit the extent to which the Fund can invest in such derivatives. The Portfolio may invest in futures contracts and options with respect thereto for hedging purposes without limit. However, the Portfolio may not invest in such contracts and options for other purposes if the sum of the amount of initial margin deposits and premiums paid for unexpired options with respect to such contracts, other than for bona fide hedging purposes, exceeds 5% of the liquidation value of the Portfolio's assets, after taking into account unrealized profits and unrealized losses on such contracts and options; provided, however, that in the case of an option that is in-the-money at the time of purchase, the in-the-money amount may be excluded in calculating the 5% limitation.

SWAPS AND RELATED SWAP PRODUCTS

         The Portfolio may engage in swap transactions, including, but not limited to, interest rate, currency, securities index, basket, specific security and commodity swaps, interest rate caps, floors and collars and options on interest rate swaps (collectively defined as "swap transactions").

         The Portfolio may enter into swap transactions for any legal purpose consistent with its investment objective and policies, such as for the purpose of attempting to obtain or preserve a particular return or spread at a lower cost than obtaining that return or spread through purchases and/or sales of instruments in cash markets, to protect against currency fluctuations, as a duration management technique, to protect against any increase in the price of securities the Portfolio anticipates purchasing at a later date, or to gain exposure to certain markets in the most economical way possible. The Portfolio will not sell interest rate caps, floors or collars if it does not own securities with coupons which provide the interest that the Portfolio may be required to pay.

         Swap agreements are two-party contracts entered into primarily by institutional counterparties for periods ranging from a few weeks to several years. In a standard swap transaction, two parties agree to exchange the returns (or differentials in rates of return) that would be earned or realized on specified notional investments or instruments. The gross returns to be exchanged or "swapped" between the parties are calculated by reference to a "notional amount," i.e., the return on or increase in value of a particular dollar amount invested at a particular interest rate, in a particular foreign currency or commodity, or in a "basket" of securities representing a particular index. The purchaser of an interest rate cap or floor, upon payment of a fee, has the right to receive payments (and the seller of the cap is obligated to make payments) to the extent a specified interest rate exceeds (in the case of a cap) or is less than (in the case of a floor) a specified level over a specified period of time or at specified dates. The purchaser of an interest rate collar, upon payment of a fee, has the right to receive payments (and the seller of the collar is obligated to make payments) to the extent that a specified interest rate falls outside an agreed upon range over a specified period of time or at specified dates. The purchaser of an option on an interest rate swap, upon payment of a fee (either at the time of purchase or in the form of higher payments or lower receipts within an interest rate swap transaction) has the right, but not the obligation, to initiate a new swap transaction of a pre-specified notional amount with pre-specified terms with the seller of the option as the counterparty.

         The "notional amount" of a swap transaction is the agreed upon basis for calculating the payments that the parties have agreed to exchange. For example, one swap counterparty may agree to pay a floating rate of interest (e.g., 3 month LIBOR) calculated based on a $10 million notional amount on a quarterly basis in exchange for receipt of payments calculated based on the same notional amount and a fixed rate of interest on a semi-annual basis. In the event the Portfolio is obligated to make payments more frequently than it receives payments from the other party, it will incur incremental credit exposure to that swap counterparty. This risk may be mitigated somewhat by the use of swap agreements which call for a net payment to be made by the party with the larger payment obligation when the obligations of the parties fall due on the same date. Under most swap agreements entered into by the Portfolio, payments by the parties will be exchanged on a "net basis", and the Portfolio will receive or pay, as the case may be, only the net amount of the two payments.

         The amount of the Portfolio's potential gain or loss on any swap transaction is not subject to any fixed limit. Nor is there any fixed limit on the Portfolio's potential loss if it sells a cap or collar. If the Portfolio buys a cap, floor or collar, however, the Portfolio's potential loss is limited to the amount of the fee that it has paid. When measured against the initial amount of cash required to initiate the transaction, which is typically zero in the case of most conventional swap transactions, swaps, caps, floors and collars tend to be more volatile than many other types of instruments.

         The use of swap transactions, caps, floors and collars involves investment techniques and risks which are different from those associated with portfolio security transactions. If the Advisor is incorrect in its forecasts of market values, interest rates, and other applicable factors, the investment performance of the Portfolio will be less favorable than if these techniques had not been used. These instruments are typically not traded on exchanges. Accordingly, there is a risk that the other party to certain of these instruments will not perform its obligations to the Portfolio or that the Portfolio may be unable to enter into offsetting positions to terminate its exposure or liquidate its position under certain of these instruments when it wishes to do so.

Such occurrences could result in losses to the Portfolio.

          The Advisor will, however, consider such risks and will enter into swap and other derivatives transactions only when it believes that the risks are not unreasonable.

         The Portfolio will maintain cash or liquid assets in a segregated account with its custodian in an amount sufficient at all times to cover its current obligations under its swap transactions, caps, floors and collars. If the Portfolio enters into a swap agreement on a net basis, it will segregate assets with a daily value at least equal to the excess, if any, of the Portfolio's accrued obligations under the swap agreement over the accrued amount the Portfolio is entitled to receive under the agreement. If the Portfolio enters into a swap agreement on other than a net basis, or sells a cap, floor or collar, it will segregate assets with a daily value at least equal to the full amount of the Portfolio's accrued obligations under the agreement.

         The Portfolio will not enter into any swap transaction, cap, floor, or collar, unless the counterparty to the transaction is deemed creditworthy by the Advisor. If a counterparty defaults, the Portfolio may have contractual remedies pursuant to the agreements related to the transaction. The swap markets in which many types of swap transactions are traded have grown substantially in recent years, with a large number of banks and investment banking firms acting both as principals and as agents utilizing standardized swap documentation. As a result, the markets for certain types of swaps (e.g., interest rate swaps) have become relatively liquid. The markets for some types of caps, floors and collars are less liquid.

         The liquidity of swap transactions, caps, floors and collars will be as set forth in guidelines established by the Advisor and approved by the Trustees which are based on various factors, including (1) the availability of dealer quotations and the estimated transaction volume for the instrument, (2) the number of dealers and end users for the instrument in the marketplace, (3) the level of market making by dealers in the type of instrument, (4) the nature of the instrument (including any right of a party to terminate it on demand) and
(5) the nature of the marketplace for trades (including the ability to assign or offset the Portfolio's rights and obligations relating to the instrument). Such determination will govern whether the instrument will be deemed within the 15% restriction on investments in securities that are not readily marketable.

          During the term of a swap, cap, floor or collar, changes in the value of the instrument are recognized as unrealized gains or losses by marking to market to reflect the market value of the instrument. When the instrument is terminated, the Portfolio will record a realized gain or loss equal to the difference, if any, between the proceeds from (or cost of) the closing transaction and the Portfolio's basis in the contract.

         The federal income tax treatment with respect to swap transactions, caps, floors, and collars may impose limitations on the extent to which the Portfolio may engage in such transactions.

RISK MANAGEMENT

         The Portfolio may employ non-hedging risk management techniques. Risk management strategies are used to keep the Portfolio fully invested and to reduce the transaction costs associated with cash flows into and out of the Portfolio. The objective where equity futures are used to "equitize" cash is to match the notional value of all futures contracts to the Portfolio's cash balance. The notional value of futures and of the cash is monitored daily. As the cash is invested in securities and/or paid out to participants in redemptions, the Advisor simultaneously adjusts the futures positions. Through such procedures, the Portfolio not only gains equity exposure from the use of futures, but also benefits from increased flexibility in responding to client cash flow needs. Additionally, because it can be less expensive to trade a list of securities as a package or program trade rather than as a group of individual orders, futures provide a means through which transaction costs can be reduced. Such non-hedging risk management techniques are not speculative, but because they involve leverage include, as do all leveraged transactions, the possibility of losses as well as gains that are greater than if these techniques involved the purchase and sale of the securities themselves rather than their synthetic derivatives.

         PORTFOLIO TURNOVER. The portfolio turnover rates for the fiscal years ended May 31, 1997, 1998 and 1999 were 99%, 106% and 84%, respectively. A rate of 100% indicates that the equivalent of all of the Portfolio's assets have been sold and reinvested in a year. High portfolio turnover may result in the realization of substantial net capital gains. To the extent net short term capital gains are realized, any distributions resulting from such gains are considered ordinary income for federal income tax purposes. See Item 19 below.

INVESTMENT RESTRICTIONS

         The investment restrictions below have been adopted by the Portfolio. Except where otherwise noted, these investment restrictions are "fundamental" policies which, under the 1940 Act, may not be changed without the vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Portfolio. A "majority of the outstanding voting securities" is defined in the 1940 Act as the lesser of (a) 67% or more of the voting securities present at a security holders meeting if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or (b) more than 50% of the outstanding voting securities. The percentage limitations contained in the restrictions below apply at the time of the purchase of securities.

     Unless Sections 8(b)(1) and 13(a) of the 1940 Act or any SEC or SEC staff interpretations thereof, are amended or modified, the Portfolio:

1. May not make any investments inconsistent with the Portfolio's classification as a diversified investment company under the Investment Company Act;

2. May not purchase any security which would cause the Portfolio to concentrate its investments in the securities of issuers primarily engaged in any particular industry except as permitted by the SEC;

3. May not issue senior securities, except as permitted under the Investment Company Act of 1940 or any rule, order or interpretation thereunder;

4. May not borrow money, except to the extent permitted by applicable law;

5. May not underwrite securities of other issuers, except to the extent that the Portfolio, in disposing of portfolio securities, may be deemed an underwriter within the meaning of the 1933 Act;

6. May not purchase or sell real estate, except that, to the extent permitted by applicable law, the Portfolio may (a) invest in securities or other instruments directly or indirectly secured by real estate, and (b) invest in securities or other instruments issued by issuers that invest in real estate;

7. May not purchase or sell commodities or commodity contracts unless acquired as a result of ownership of securities or other instruments issued by persons that purchase or sell commodities or commodities contracts; but this shall not prevent the Portfolio from purchasing, selling and entering into financial futures contracts (including futures contracts on indices of securities, interest rates and currencies), options on financial futures contracts (including futures contracts on indices of securities, interest rates and currencies), warrants, swaps, forward contracts, foreign currency spot and forward contracts or other derivative instruments that are not related to physical commodities; and

8. May make loans to other persons, in accordance with the Portfolio's investment objective and policies and to the extent permitted by applicable law.

         NON-FUNDAMENTAL INVESTMENT RESTRICTIONS. The investment restrictions described below are not fundamental policies of the Portfolio and may be changed by its Trustees. These non-fundamental investment policies require that the
Portfolio:

(i) May not acquire any illiquid securities, such as repurchase agreements with more than seven days to maturity or fixed time deposits with a duration of over seven calendar days, if as a result thereof, more than 15% of the market value of the Portfolio's net assets would be in investments which are illiquid;

(ii) May not purchase securities on margin, make short sales of securities, or maintain a short position, provided that this restriction shall not be deemed to be applicable to the purchase or sale of when-issued or delayed delivery securities, or to short sales that are covered in accordance with SEC rules; and

(iii) May not acquire securities of other investment companies, except as permitted by the 1940 Act or any order pursuant thereto.

         There will be no violation of any investment restriction if that restriction is complied with at the time the relevant action is taken notwithstanding a later change in market value of an investment, in net or total assets, in the securities rating of the investment, or any other later change.

         For purposes of fundamental investment restrictions regarding industry concentration, the Advisor may classify issuers by industry in accordance with classifications set forth in the Directory of Companies Filing Annual Reports With The Securities and Exchange Commission or other sources. In the absence of such classification or if the Advisor determines in good faith based on its own information that the economic characteristics affecting a particular issuer make it more appropriately considered to be engaged in a different industry, the Advisor may classify an issuer accordingly. For instance, personal credit finance companies and business credit finance companies are deemed to be separate industries and wholly owned finance companies are considered to be in the industry of their parents if their activities are primarily related to financing the activities of their parents.

ITEM 13.  MANAGEMENT OF THE  PORTFOLIO.

         The Trustees and officers of the Portfolio, their business addresses and principal occupations during the past five years and dates of birth are set forth below. Their titles may have varied during that period. An asterisk indicates that a Trustee is an "interested person" (as defined in the 1940 Act) of the Portfolio.

TRUSTEES AND OFFICERS

         Frederick S. Addy -- Trustee; Retired; Former Executive Vice President and Chief Financial Officer, Amoco Corporation. His address is 5300 Arbutus Cove, Austin, Texas 78746, and his date of birth is January 1, 1932.

         William G. Burns -- Trustee; Retired; Former Vice Chairman and Chief Financial Officer, NYNEX. His address is 2200 Alaqua Drive, Longwood, Florida 32779, and his date of birth is November 2, 1932.

         Arthur C. Eschenlauer -- Trustee; Retired; Former Senior Vice President, Morgan Guaranty Trust Company of New York. His address is 14 Alta Vista Drive, RD #2, Princeton, New Jersey 08540, and his date of birth is May 23, 1934.

     Matthew Healey1 -- Trustee, Chairman and Chief Executive Officer; Chairman, Pierpont Group, Inc. ("Pierpont Group"), since prior to 1993. His address is Pine Tree Country Club Estates, 10286 St. Andrews Road, Boynton Beach, Florida 33436, and his date of birth is August 23, 1937.

     Michael P. Mallardi -- Trustee; Retired; Prior to April, 1996, Senior Vice President, Capital Cities/ABC, Inc. and President, Broadcast Group. His address is 10 Charnwood Drive, Suffern, New York 10901, and his date of birth is March 17, 1934.

         Each Trustee is currently paid an annual fee of $75,000 (adjusted as of April 1, 1997) for serving as Trustee of the Master Portfolios (as defined below), J.P. Morgan Funds, J.P. Morgan Institutional Funds and J.P. Morgan Series Trust and is reimbursed for expenses incurred in connection with service as a Trustee. The Trustees may hold various other directorships unrelated to the Portfolio.

         Trustee compensation expenses paid by the Portfolio for the calendar year ended December 31, 1998 is set forth below.

-------------------------- -------------------------- --------------------------
                                                      TOTAL TRUSTEE COMPENSATION
                                                      ACCRUED BY THE MASTER
                                                      PORTFOLIOS(*), J.P. MORGAN
                           AGGREGATE TRUSTEE          INSTITUTIONAL FUNDS, J.P.
                           COMPENSATION PAID BY       MORGAN FUNDS AND J.P.
NAME OF TRUSTEE            THE PORTFOLIO DURING 1998  MORGAN SERIES TRUST DURING
                                                      1998(**)
-------------------------- -------------------------- --------------------------
-------------------------- -------------------------- --------------------------
Frederick S. Addy,         $2,125                     $75,000
  Trustee
-------------------------- -------------------------- --------------------------
-------------------------- -------------------------- --------------------------
William G. Burns,          $2,125                     $75,000
  Trustee
-------------------------- -------------------------- --------------------------
-------------------------- -------------------------- --------------------------
Arthur C. Eschenlauer,     $2,125                     $75,000
  Trustee
-------------------------- -------------------------- --------------------------
-------------------------- -------------------------- --------------------------
Matthew Healey,            $2,125                     $75,000
  Trustee(***), Chairman
  and Chief Executive
  Officer
-------------------------- -------------------------- --------------------------
-------------------------- -------------------------- --------------------------
Michael P. Mallardi,       $2,125                     $75,000
  Trustee
-------------------------- -------------------------- --------------------------

(*) Includes the Portfolio and 18 other portfolios (collectively, the "Master Portfolios") for which JPMIM acts as investment advisor.

(**) No investment company within the fund complex has a pension or retirement plan. Currently there are 17 investment companies (14 investment companies comprising the Master Portfolios, J.P. Morgan Funds, J.P. Morgan Institutional Funds and J.P. Morgan Series Trust) in the fund complex.

(**) During 1998, Pierpont Group paid Mr. Healey, in his role as Chairman of Pierpont Group compensation in the amount of $157,400, contributed $23,610 to a defined contribution plan on his behalf and paid $17,700 in insurance premiums for his benefit.

         The Trustees of the Portfolio are the same as the Trustees of each of the other Master Portfolios, J.P. Morgan Funds, J.P. Morgan Institutional Funds and J.P. Morgan Series Trust. In accordance with applicable state requirements, a majority of the disinterested Trustees have adopted written procedures reasonably appropriate to deal with potential conflicts of interest arising from the fact that the same individuals are Trustees of the Master Portfolios, J.P. Morgan Funds and J.P. Morgan Institutional Funds, up to and including creating a separate board of trustees.

         The Trustees of the Portfolio decide upon general policies and are responsible for overseeing the Portfolio's business affairs. On January 15, 1994 the Portfolio entered into a Portfolio Fund Services Agreement with Pierpont Group to assist the Trustees in exercising their overall supervisory responsibilities for the Portfolio's affairs. Pierpont Group was organized in July 1989 to provide services for The Pierpont Family of Funds (now the J.P. Morgan Family of Funds), and the Trustees are the equal and sole shareholders of Pierpont Group. The Portfolio has agreed to pay Pierpont Group a fee in an amount representing its reasonable costs in performing these services to the Portfolio and other registered investment companies subject to similar agreements with Pierpont Group. These costs are periodically reviewed by the Trustees.

     The aggregate fees paid to Pierpont Group by the Portfolio for the fiscal years ended May 31, 1997, 1998 and 1999 were $26,486, $30,613 and $18,019, respectively.

         The Portfolio has no employees; its executive officers (listed below), other than the Chief Executive Officer and the officers who are employees of the Advisor, are provided and compensated by Funds Distributor, Inc. ("FDI"), a wholly owned indirect subsidiary of Boston Institutional Group, Inc. The Portfolio's officers conduct and supervise the business operations of the Portfolio.
         The officers of the Portfolio, their principal occupations during the past five years and dates of birth are set forth below. The business address of each of the officers unless otherwise noted is 60 State Street, Suite 1300, Boston, Massachusetts 02109.

         MATTHEW HEALEY - Chief Executive Officer; Chairman, Pierpont Group, since prior to 1993. His address is Pine Tree Club Estates, 10286 Saint Andrews Road, Boynton Beach, FL 33436. His date of birth is August 23, 1937.

     MARGARET W. CHAMBERS - Vice President and Secretary. Senior Vice President and General Counsel of FDI since April, 1998. From August 1996 to March 1998, Ms. Chambers was Vice President and Assistant General Counsel for Loomis, Sayles & Company, L.P. From January 1986 to July 1996, she was an associate with the law firm of Ropes & Gray. Her date of birth is October 12, 1959.

         MARIE E. CONNOLLY - Vice President and Assistant Treasurer. President, Chief Executive Officer, Chief Compliance Officer and Director of FDI, Premier Mutual Fund Services, Inc., an affiliate of FDI ("Premier Mutual") and an officer of certain investment companies distributed or administered by FDI. Prior to July 1994, she was President and Chief Compliance Officer of FDI. Her date of birth is August 1, 1957.

     DOUGLAS C. CONROY - Vice President and Assistant Treasurer. Assistant Vice President and Assistant Department Manager of Treasury Services and Administration of FDI and an officer of certain investment companies distributed or administered by FDI. Prior to April 1997, Mr. Conroy was Supervisor of Treasury Services and Administration of FDI. From April 1993 to January 1995, Mr. Conroy was a Senior Fund Accountant for Investors Bank & Trust Company. His date of birth is March 31, 1969.

     JOHN P. COVINO - Vice President and Assistant Treasurer. Vice President and Treasury Group Manger of Treasury Servicing and Administration of FDI. Prior to November 1998, Mr. Covino was employed by Fidelity Investments where he held multiple positions in their Institutional Brokerage Group. Prior to joining Fidelity, Mr. Covino was employed by SunGard Brokerage systems where he was responsible for the technology and development of the accounting product group. His date of birth is October 8, 1963.

     KAREN JACOPPO-WOOD - Vice President and Assistant Secretary. Vice President and Senior Counsel of FDI and an officer of certain investment companies distributed or administered by FDI. From June 1994 to January 1996, Ms. Jacoppo-Wood was a Manager of SEC Registration at Scudder, Stevens & Clark, Inc. Prior to May 1994, Ms. Jacoppo-Wood was a senior paralegal at The Boston Company Advisors, Inc. ("TBCA"). Her date of birth is December 29, 1966.

     CHRISTOPHER J. KELLEY - Vice President and Assistant Secretary. Vice President and Senior Associate General Counsel of FDI and Premier Mutual and an officer of certain investment companies distributed or administered by FDI. From April 1994 to July 1996, Mr. Kelley was Assistant Counsel at Forum Financial Group. Prior to April 1994, Mr. Kelley was employed by Putnam Investments in legal and compliance capacities. His date of birth is December 24, 1964.

     MARY A. NELSON - Vice President and Assistant Treasurer. Vice President and Manager of Treasury Services and Administration of FDI and Premier Mutual and an officer of certain investment companies distributed or administered by FDI. Prior to August 1994, Ms. Nelson was an Assistant Vice President and Client Manager for The Boston Company, Inc. Her date of birth is April 22, 1964.

     MARY JO PACE - Assistant Treasurer. Vice President, Morgan Guaranty Trust Company of New York. Ms. Pace serves in the Funds Administration group as a Manager for the Budgeting and Expense Processing Group. Prior to September 1995, Ms. Pace served as a Fund Administrator for Morgan Guaranty Trust Company of New York. Her address is 522 Fifth Avenue, New York, New York 10036. Her date of birth is March 13, 1966.

     STEPHANIE D. PIERCE - Vice President and Assistant Secretary. Vice President and Client Development Manager for FDI since April 1998. From April 1997 to March 1998, Ms. Pierce was employed by Citibank, NA as an officer of Citibank and Relationship Manager on the Business and Professional Banking team handling over 22,000 clients. Address: 200 Park Avenue, New York, NY 10166. Her date of birth is August 18, 1968.

     GEORGE A. RIO - President and Treasurer. Executive Vice President and Client Service Director of FDI since April 1998. From June 1995 to March 1998, Mr. Rio was Senior Vice President and Senior Key Account Manager for Putnam Mutual Funds. From May 1994 to June 1995, Mr. Rio was Director of Business Development for First Data Corporation. From September 1983 to May 1994, Mr. Rio was Senior Vice President & Manager of Client Services and Director of Internal Audit at The Boston Company. His date of birth is January 2, 1955.

     CHRISTINE ROTUNDO - Assistant Treasurer. Vice President, Morgan Guaranty Trust Company of New York. Ms. Rotundo serves in the Funds Administration group as a Manager of the Tax Group and is responsible for U.S. mutual fund tax matters. Prior to September 1995, Ms. Rotundo served as a Senior Tax Manager in the Investment Company Services Group of Deloitte & Touche LLP. Her address is 522 Fifth Avenue, New York, New York 10036. Her date of birth is September 26, 1965.

         The Portfolio's Declaration of Trust provides that it will indemnify its Trustees and officers against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Portfolio, unless, as to liability to the Portfolio or its investors, it is finally adjudicated that they engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in their offices, or unless with respect to any other matter it is finally adjudicated that they did not act in good faith in the reasonable belief that their actions were in the best interests of the Portfolio. In the case of settlement, such indemnification will not be provided unless it has been determined by a court or other body approving the settlement or other disposition, or by a reasonable determination, based upon a review of readily available facts, by vote of a majority of disinterested Trustees or in a written opinion of independent counsel, that such officers or Trustees have not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of their duties.

ITEM 14.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

         As of August 31, 1999, J.P. Morgan Institutional U.S. Equity Fund and J.P. Morgan U.S. Equity Fund (series of J.P. Morgan Institutional Funds and J.P. Morgan Funds, respectively) (the "Funds") owned 39% and 61%, respectively, of the outstanding beneficial interests in the Portfolio. So long as the Funds control the Portfolio, they may take actions without the approval of any other holder of beneficial interests in the Portfolio.

         Each of the Funds has informed the Portfolio that whenever it is requested to vote on matters pertaining to the Portfolio (other than a vote by the Portfolio to continue the operation of the Portfolio upon the withdrawal of another investor in the Portfolio), it will hold a meeting of its shareholders and will cast its vote as instructed by those shareholders. The officers and Trustees of the Portfolio own none of the outstanding beneficial interests in the Portfolio.

ITEM 15.  INVESTMENT ADVISORY AND OTHER SERVICES.

     INVESTMENT ADVISOR. Effective October 1, 1998 the Portfolio's investment advisor is JPMIM. Prior to that date, Morgan was the investment advisor.

         JPMIM, a wholly owned subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan"), is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and manages employee benefit funds of corporations, labor unions and state and local governments and the accounts of other institutional investors, including investment companies. Certain of the assets of employee benefit accounts under its management are invested in commingled pension trust funds for which Morgan serves as trustee.

         J.P. Morgan, through the Advisor and other subsidiaries, acts as investment advisor to individuals, governments, corporations, employee benefit plans, mutual funds and other institutional investors with combined assets under management of more than $326 billion.

         J.P. Morgan has a long history of service as adviser, underwriter and lender to an extensive roster of major companies and as a financial advisor to national governments. The firm, through its predecessor firms, has been in business for over a century and has been managing investments since 1913.

         The basis of the Advisor's investment process is fundamental investment research as the firm believes that fundamentals should determine an asset's value over the long term. J.P. Morgan currently employs over 100 full time research analysts, among the largest research staffs in the money management industry, in its investment management divisions located in New York, London, Tokyo, Frankfurt and Singapore to cover companies, industries and countries on site. In addition, the investment management divisions employ approximately 380 capital market researchers, portfolio managers and traders. The conclusions of the equity analysts' fundamental research is quantified into a set of projected returns for individual companies through the use of a dividend discount model. These returns are projected for 2 to 5 years to enable analysts to take a longer term view. These returns, or normalized earnings, are used to establish relative values among stocks in each industrial sector. These values may not be the same as the markets' current valuations of these companies. This provides the basis for ranking the attractiveness of the companies in an industry according to five distinct quintiles or rankings. This ranking is one of the factors considered in determining the stocks purchased and sold in each sector.

         The investment advisory services the Advisor provides to the Portfolio are not exclusive under the terms of the Advisory Agreement. The Advisor is free to and does render similar investment advisory services to others. The Advisor serves as investment advisor to personal investors and other investment companies and acts as fiduciary for trusts, estates and employee benefit plans. Certain of the assets of trusts and estates under management are invested in common trust funds for which the Advisor serves as trustee. The accounts which are managed or advised by the Advisor have varying investment objectives and the Advisor invests assets of such accounts in investments substantially similar to, or the same as, those which are expected to constitute the principal investments of the Portfolio. Such accounts are supervised by officers and employees of the Advisor who may also be acting in similar capacities for the Portfolio. See Item 16 below.

         Sector weightings are generally similar to a benchmark with the emphasis on security selection as the method to achieve investment performance superior to the benchmark. The benchmark for the Portfolio is currently the S&P 500 Index.

         Morgan, also a wholly owned subsidiary of J.P. Morgan, is a bank holding company organized under the laws of the State of Delaware. Morgan, whose principal offices are at 60 Wall Street, New York, New York 10260, is a New York trust company which conducts a general banking and trust business. Morgan is subject to regulation by the New York State Banking Department and is a member bank of the Federal Reserve System. Through offices in New York City and abroad, Morgan offers a wide range of services, primarily to governmental, institutional, corporate and high net worth individual customers in the United States and throughout the world.

         The Portfolio is managed by employees of the Advisor who, in acting for their customers, including the Portfolio, do not discuss their investment decisions with any personnel of J.P. Morgan or any personnel of other divisions of the Advisor or with any of its affiliated persons, with the exception of certain investment management affiliates of J.P. Morgan.

         As compensation for the services rendered and related expenses such as salaries of advisory personnel borne by the Advisor under the Investment Advisory Agreement, the Portfolio has agreed to pay the Advisor a fee, which is computed daily and may be paid monthly, equal to the annual rate of 0.40% of the Portfolio's average daily net assets.

         For the fiscal years ended May 31, 1997, 1998 and 1999, the Portfolio paid Morgan $3,049,388, $3,534,791 and $2,911,314, respectively, in advisory fees. See also the Portfolio's financial statements which are incorporated herein by reference.

         The Investment Advisory Agreement provides that it will continue in effect for a period of two years after execution only if specifically approved annually thereafter (i) by a vote of the holders of a majority of the Portfolio's outstanding securities or by its Trustees and (ii) by a vote of a majority of the Trustees who are not parties to the Advisory Agreement or "interested persons" as defined by the 1940 Act cast in person at a meeting called for the purpose of voting on such approval. The Investment Advisory Agreement will terminate automatically if assigned and is terminable at any time without penalty by a vote of a majority of the Trustees of the Portfolio or by a vote of the holders of a majority of the Portfolio's voting securities on 60 days' written notice to the Advisor and by the Advisor on 90 days' written notice to the Portfolio.

         The Glass-Steagall Act and other applicable laws generally prohibit banks and their subsidiaries, such as the Advisor, from engaging in the business of underwriting or distributing securities, and the Board of Governors of the Federal Reserve System has issued an interpretation to the effect that under these laws a bank holding company registered under the federal Bank Holding Company Act or certain subsidiaries thereof may not sponsor, organize, or control a registered open-end investment company continuously engaged in the issuance of its shares, such as the Portfolio. The interpretation does not prohibit a holding company or a subsidiary thereof from acting as investment advisor and custodian to such an investment company. The Advisor believes that it may perform the services for the Portfolio contemplated by the Advisory
Agreement without violation of the Glass-Steagall Act or other applicable banking laws or regulations. State laws on this issue may differ from the interpretation of relevant federal law, and banks and financial institutions may be required to register as dealers pursuant to state securities laws. However, it is possible that future changes in either federal or state statutes and regulations concerning the permissible activities of banks or trust companies, as well as further judicial or administrative decisions and interpretations of present and future statutes and regulations, might prevent the Advisor from continuing to perform such services for the Portfolio.

         If the Advisor were prohibited from acting as investment advisor to the Portfolio, it is expected that the Trustees of the Portfolio would recommend to investors that they approve the Portfolio's entering into a new investment advisory agreement with another qualified investment advisor selected by the Trustees.

         Under a separate agreement, Morgan provides administrative and related services to the Portfolio. See "Administrative Services Agent" in Part A above.

         CO-ADMINISTRATOR. Under the Portfolio's Co-Administration Agreement dated August 1, 1996, FDI serves as the Portfolio's Co-Administrator. FDI (i) provides office space, equipment and clerical personnel for maintaining the organization and books and records of the Portfolio; (ii) provides officers for the Portfolio; (iii) files Portfolio regulatory documents and mails Portfolio communications to Trustees and investors; and (iv) maintains related books and records. The Co-Administration Agreement may be renewed or amended by the Trustees without an investor vote. The Co-Administration Agreement is terminable at any time without penalty by a vote of a majority of the Trustees of the Portfolio on not more than 60 days' written notice nor less than 30 days' written notice to the other party. The Co-Administrator may, subject to the consent of the Trustees of the Portfolio, subcontract for the performance of its obligations, provided, however, that unless the Portfolio expressly agrees in writing, the Co-Administrator shall be fully responsible for the acts and omissions of any subcontractor as it would for its own acts or omissions. See "Administrative Services Agent" below.

         For its services under the Co-Administration Agreement, the Portfolio has agreed to pay FDI fees equal to its allocable share of an annual complex-wide charge of $425,000 plus FDI's out-of-pocket expenses. The amount allocable to the Portfolio is based on the ratio of its net assets to the aggregate net assets of the Master Portfolios and certain other investment companies subject to similar agreements with FDI.

         The following administrative fees were paid by the Portfolio to FDI for the period August 1, 1996 through May 31, 1997 and for the fiscal years ended May 31, 1998 and 1999: $16,536, $18,971 and $11,075, respectively.

         The following administrative fees were paid by the Portfolio to Signature Broker-Dealer Services, Inc. ("SBDS") (which provided placement agent and administrative services to the Portfolio prior to August 1, 1996):
For the period June 1, 1996 through July 31, 1996: $14,675.

         ADMINISTRATIVE SERVICES AGENT. The Portfolio has entered into a Restated Administrative Services Agreement (the "Services Agreement") with Morgan, pursuant to which Morgan provides administrative and related services to the Portfolio, including services related to tax compliance, preparation of financial statements, calculation of performance data, oversight of service providers and certain regulatory and Board of Trustees matters.

         Under the Services Agreement, effective August 1, 1996, the Portfolio has agreed to pay Morgan fees equal to its allocable share of an annual complex-wide charge. This charge is calculated daily based on the aggregate net assets of the Master Portfolios and J.P. Morgan Series Trust in accordance with the following annual schedule: 0.09% of the first $7 billion of their aggregate average daily net assets and 0.04% of their aggregate average daily net assets in excess of $7 billion, less the complex-wide fees payable to FDI. The portion of this charge payable by the Portfolio is determined by the proportionate share that its net assets bear to the total net assets of the Master Portfolios, the other investors in the Master Portfolios for which Morgan provides similar services and J.P. Morgan Series Trust.

         Under administrative services agreements in effect with Morgan from December 29, 1995 through July 31, 1996, the Portfolio paid Morgan a fee equal to its proportionate share of an annual complex-wide charge. This charge was calculated daily based on the aggregate net assets of the Master Portfolios in accordance with the following schedule: 0.06% of the first $7 billion of the Master Portfolios' aggregate average daily net assets and 0.03% of the Master Portfolios' aggregate average daily net assets in excess of $7 billion.

     For the fiscal years ended May 31, 1997, 1998 and 1999, the Portfolio paid $232,617, $265,956 and $198,407, respectively, in administrative fees.

         CUSTODIAN. State Street Bank and Trust Company ("State Street"), 40 King Street West, Toronto, Ontario, Canada M5H 3Y8, serves as the Portfolio's custodian and fund accounting agent. Pursuant to the Custodian Contract, State Street is responsible for maintaining the books of account and records of portfolio transactions and holding portfolio securities and cash. In the case of foreign assets held outside the United States, the Custodian employs various sub-custodians, who were approved by the Trustees of the Portfolio in accordance with the regulations of the SEC. The custodian maintains portfolio transaction records, calculates book and tax allocations for the Portfolio, and computes the value of the interest of each investor. State Street is responsible for maintaining account records detailing the ownership of interests in the Portfolio.

         INDEPENDENT ACCOUNTANTS. The independent accountants of the Portfolio are PricewaterhouseCoopers LLP, 1177 Avenue of the Americas, New York, New York 10036. PricewaterhouseCoopers LLP conducts an annual audit of the financial statements of the Portfolio, assists in the preparation and/or review of the Portfolio's federal and state income tax returns and consults with the Portfolio as to matters of accounting and federal and state income taxation.

         EXPENSES. In addition to the fees payable to the service providers identified above, the Portfolio is responsible for usual and customary expenses associated with its operations. Such expenses include organization expenses, legal fees, insurance costs, the compensation and expenses of the Trustees, registration fees under federal securities laws, and extraordinary expenses, applicable to the Portfolio. Such expenses also include registration fees under foreign securities laws and brokerage expenses.

         Morgan has agreed that it will reimburse the Portfolio to the extent necessary to maintain the daily total operating expenses at an annual rate of
0.60% of the Portfolio's average daily net assets. This reimbursement arrangement can be changed or terminated at any time at the option of Morgan.

ITEM 16.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

         The Advisor places orders for the Portfolio for all purchases and sales of portfolio securities, enters into repurchase agreements, and may enter into reverse repurchase agreements and execute loans of portfolio securities on behalf of the Portfolio. See Item 12 above.

         Fixed income and debt securities and municipal bonds and notes are generally traded at a net price with dealers acting as principal for their own accounts without a stated commission. The price of the security usually includes profit to the dealers. In underwritten offerings, securities are purchased at a fixed price which includes an amount of compensation to the underwriter, generally referred to as the underwriter's concession or discount. On occasion, certain securities may be purchased directly from an issuer, in which case no commissions or discounts are paid.

         In connection with portfolio transactions for the Portfolio, the Advisor intends to seek the best execution on a competitive basis for both purchases and sales of securities.

         In selecting a broker, the Advisor considers a number of factors including: the price per unit of the security; the broker's reliability for prompt, accurate confirmations and on-time delivery of securities; the firm's financial condition; as well as the commissions charged. A broker may be paid a brokerage commission in excess of that which another broker might have charged for effecting the same transaction if, after considering the foregoing factors, the Advisor decides that the broker chosen will provide the best execution. The Advisor monitors the reasonableness of the brokerage commissions paid in light of the execution received. The Trustees of the Portfolio review regularly the reasonableness of commissions and other transaction costs incurred by the Portfolio in light of facts and circumstances deemed relevant from time to time, and, in that connection, will receive reports from the Advisor and published data concerning transaction costs incurred by institutional investors generally. Research services provided by brokers to which the Advisor has allocated brokerage business in the past include economic statistics and forecasting services, industry and company analyses, portfolio strategy services, quantitative data, and consulting services from economists and political analysts. Research services furnished by brokers are used for the benefit of all the Advisor's clients and not solely or necessarily for the benefit of the Portfolio. The Advisor believes that the value of research services received is not determinable and does not significantly reduce its expenses. The Portfolio does not reduce its fee to the Advisor by any amount that might be attributable to the value of such services.

         The Portfolio paid the following approximate brokerage commissions for the fiscal years ended May 31, 1997, 1998 and 1999: $1,594,078, $1,614,293 and
$1,163,432, respectively.

         Subject to the overriding objective of obtaining the best execution of orders, the Advisor may allocate a portion of the Portfolio's portfolio brokerage transactions to affiliates of the Advisor. In order for affiliates of the Advisor to effect any portfolio transactions for the Portfolio, the commissions, fees or other remuneration received by such affiliates must be reasonable and fair compared to the commissions, fees, or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time. Furthermore, the Trustees of the Portfolio, including a majority of the Trustees who are not "interested persons," have adopted procedures which are reasonably designed to provide that any commissions, fees, or other remuneration paid to such affiliates are consistent with the foregoing standard.

         The Portfolio's portfolio securities will not be purchased from or through or sold to or through the Exclusive Placement Agent or Advisor or any other "affiliated person" (as defined in the 1940 Act), of the Exclusive Placement Agent or Advisor when such entities are acting as principals, except to the extent permitted by law. In addition, the Portfolio will not purchase securities during the existence of any underwriting group relating thereto of which the Advisor or an affiliate of the Advisor is a member, except to the extent permitted by law.

         On those occasions when the Advisor deems the purchase or sale of a security to be in the best interests of the Portfolio as well as other customers, including other Portfolios, the Advisor, to the extent permitted by applicable laws and regulations, may, but is not obligated to, aggregate the securities to be sold or purchased for the Portfolio with those to be sold or purchased for other customers in order to obtain best execution, including lower brokerage commissions if appropriate. In such event, allocation of the securities so purchased or sold as well as any expenses incurred in the transaction will be made by the Advisor in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Portfolio. In some instances, this procedure might adversely affect the Portfolio.

         If the Portfolio effects a closing purchase transaction with respect to an option written by it, normally such transaction will be executed by the same broker-dealer who executed the sale of the option. The writing of options by the Portfolio will be subject to limitations established by each of the exchanges governing the maximum number of options in each class which may be written by a single investor or group of investors acting in concert, regardless of whether the options are written on the same or different exchanges or are held or written in one or more accounts or through one or more brokers. The number of options which the Portfolio may write may be affected by options written by the Advisor for other investment advisory clients. An exchange may order the liquidation of positions found to be in excess of these limits, and it may impose certain other sanctions.

ITEM 17.  CAPITAL STOCK AND OTHER SECURITIES.

         Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.

         Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required and has no current intention to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of its investment).

         The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two thirds of its investors (with the vote of each being in proportion to its percentage of the beneficial interests in the Portfolio), except that if the Trustees recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to its percentage of the beneficial interests of the Portfolio) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets if approved by the vote of two thirds of its investors (with the vote of each being in proportion to the amount of its investment) or (ii) by the Trustees by written notice to its investors.

         The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

         The Portfolio's Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

ITEM 18.  PURCHASE, REDEMPTION AND PRICING OF SHARES.

         Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act.

                  The value of investments listed on a domestic or foreign securities exchange, including National Association of Securities Dealers Automated Quotations ("NASDAQ"), other than options on stock indexes, is based on the last sale prices on the exchange on which the security is principally traded (the "primary exchange"). If there has been no sale on the primary exchange on the valuation date, and the spread between bid and asked quotations on the primary exchange is less than or equal to 10% of the bid price for the security, the security shall be valued at the average of the closing bid and asked quotations on the primary exchange. Under all other circumstances (e.g. there is no last sale on the primary exchange, there are no bid and asked quotations on the primary exchange, or the spread between bid and asked quotations is greater than 10% of the bid price), the value of the security shall be the last sale price on the primary exchange up to ten days prior to the valuation date unless, in the judgment of the portfolio manager, material events or conditions since such last sale necessitate fair valuation of the security. The value of each security for which readily available market quotations exist is based on a decision as to the broadest and most representative market for such security. For purposes of calculating net asset value all assets and liabilities initially expressed in foreign currencies will be converted into U.S. dollars at the prevailing rate currency average on the valuation date.

         Options on stock indexes traded on national securities exchanges are valued at the close of options trading on such exchanges which is currently 4:10 p.m. New York time. Stock index futures and related options, which are traded on commodities exchanges, are valued at their last sales price as of the close of such commodities exchanges which is currently 4:15 p.m., New York time. Options and futures traded on foreign exchanges are valued at the last sale price available prior to the calculation of the Fund's net asset value. Securities or other assets for which market quotations are not readily available (including certain restricted and illiquid securities) are valued at fair value in accordance with procedures established by and under the general supervision and responsibility of the Trustees. Such procedures include the use of independent pricing services which use prices based upon yields or prices of securities of comparable quality, coupon, maturity and type; indications as to values from dealers; and general market conditions. Short-term investments which mature in 60 days or less are valued at amortized cost if their original maturity was 60 days or less, or by amortizing their value on the 61st day prior to maturity, if their original maturity when acquired by the Portfolio was more than 60 days, unless this is determined not to represent fair value by the Trustees.

         Trading in securities on most foreign markets is normally completed before the close of trading in U.S. markets and may also take place on days on which the U.S. markets are closed. If events materially affecting the value of securities occur between the time when the market in which they are traded closes and the time when the Fund's net asset value is calculated, such securities will be valued at fair value in accordance with procedures established by and under the general supervision of the Trustees.

         If the Portfolio determines that it would be detrimental to the best interest of the remaining investors in the Portfolio to make payment wholly or partly in cash, payment of the redemption price may be made in whole or in part by a distribution in kind of securities from the Portfolio, in lieu of cash, in conformity with the applicable rule of the SEC. If interests are redeemed in kind, the redeeming investor might incur transaction costs in converting the assets into cash. The method of valuing portfolio securities is described above and such valuation will be made as of the same time the redemption price is determined. The Portfolio has elected to be governed by Rule 18f-1 under the 1940 Act pursuant to which the Portfolio is obligated to redeem interests solely in cash up to the lesser of $250,000 or 1% of the net asset value of the Portfolio during any 90 day period for any one investor. The Portfolio will not redeem in kind except in circumstances in which an investor is permitted to redeem in kind.

         The net asset value of the Portfolio will not be computed on the days the following legal holidays are observed: New Year's Day, Martin Luther King, Jr. Day, Presidents' Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day. On days when U.S. trading markets close early in observance of these holidays, the Portfolio would expect to close for purchases and withdrawals at the same time. The Portfolio may also close for purchases and withdrawals at such other times as may be determined by the Trustees to the extent permitted by applicable law. The days on which net asset value is determined are the Portfolio's business days.

ITEM 19.  TAXATION OF THE PORTFOLIO.

         The Portfolio is organized as a New York trust. The Portfolio is not subject to any income or franchise tax in the State of New York. However each investor in the Portfolio will be subject to U.S. Federal income tax in the manner described below on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.

         Although, as described above, the Portfolio will not be subject to federal income tax, it will file appropriate income tax returns.

         It is intended that the Portfolio's assets will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code. To ensure that investors will be able to satisfy the requirements of subchapter M, the Portfolio must satisfy certain gross income and diversification requirements.

         Gains or losses on sales of portfolio securities will be treated as long-term capital gains or losses if the securities have been held for more than one year except in certain cases where, if applicable, a put is acquired or a call option is written thereon. Other gains or losses on the sale of securities will be short-term capital gains or losses. Gains and losses on the sale, lapse or other termination of options on securities will be treated as gains and losses from the sale of securities. If an option written by the Portfolio lapses or is terminated through a closing transaction, such as a repurchase by the Portfolio of the option from its holder, the Portfolio will realize a short-term capital gain or loss, depending on whether the premium income is greater or less than the amount paid by the Portfolio in the closing transaction. If securities are purchased by the Portfolio pursuant to the exercise of a put option written by it, the Portfolio will subtract the premium received from its cost basis in the securities purchased.

         Under the Code, gains or losses attributable to disposition of foreign currency or to foreign currency contracts, or to fluctuations in exchange rates between the time the Portfolio accrues income or receivables or expenses or other liabilities denominated in a foreign currency and the time the Portfolio actually collects such income or pays such liabilities, are treated as ordinary income or ordinary loss. Similarly, gains or losses on the disposition of debt securities held by the Portfolio, if any, denominated in foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates are also treated as ordinary income or loss.

         Forward currency contracts, options and futures contracts entered into by the Portfolio may create "straddles" for U.S. federal income tax purposes and this may affect the character and timing of gains or losses realized by the Portfolio on forward currency contracts, options and futures contracts or on the underlying securities.

         Certain options, futures and foreign currency contracts held by the Portfolio at the end of each fiscal year will be required to be "marked to market" for federal income tax purposes -- i.e., treated as having been sold at market value. For options and futures contracts, 60% of any gain or loss recognized on these deemed sales and on actual dispositions will be treated as long-term capital gain or loss, and the remainder will be treated as short-term capital gain or loss regardless of how long the Portfolio has held such options or futures. Any gain or loss recognized on foreign currency contracts will be treated as ordinary income.

         The Portfolio may invest in equity securities of foreign issuers. If the Portfolio purchases shares in certain foreign investment funds (referred to as passive foreign investment companies ("PFICs") under the Code), investors who are U.S. persons generally would be subject to special rules on any "excess distribution" from such foreign investment fund, including any gain from the disposition of such shares. Under these special rules, (i) the gain or excess distribution would be allocated ratably over the investor's holding period for such shares, (ii) the amount allocated to the taxable year in which the gain or excess distribution was realized would be taxable as ordinary income, (iii) the amount allocated to each prior year, with certain exceptions, would be subject to tax at the highest tax rate in effect for that year and (iv) the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year. Alternatively, an investor may, if certain conditions are met, include in its income each year a pro rata portion of the foreign investment fund's income, whether or not distributed to the Portfolio.

         The Portfolio will be permitted to "mark to market" any marketable stock held by the Portfolio in a PFIC. If the Portfolio made such an election, the investor in the Portfolio would include in income each year an amount equal to its share of the excess, if any, of the fair market value of the PFIC stock as of the close of the taxable year over the adjusted basis of such stock. The investor would be allowed a deduction for its share of the excess, if any, of the adjusted basis of the PFIC stock over its fair market value as of the close of the taxable year, but only to the extent of any net mark-to-market gains with respect to the stock included by the investor for prior taxable years.

         FOREIGN INVESTORS. It is intended that the Portfolio will conduct its affairs such that its income and gains will not be effectively connected with the conduct of a U.S. trade or business. Provided the Portfolio conducts its affairs in such a manner, allocations of U.S. source dividend income to an investor who, as to the United States, is a foreign trust, foreign corporation or other foreign investor will be subject to U.S. withholding tax at the rate of 30% (or lower treaty rate), and allocations of portfolio interest (as defined in the Code) or short term or net long term capital gains to such investors generally will not be subject to U.S.
tax.

         STATE AND LOCAL TAXES. The Portfolio may be subject to state or local taxes in jurisdictions in which the Portfolio is deemed to be doing business. In addition, the treatment of the Portfolio and its investors in those states which have income tax laws might differ from treatment under the federal income tax laws. Investors should consult their own tax advisors with respect to any state or local taxes.

     FOREIGN TAXES. The Portfolio may be subject to foreign withholding taxes with respect to income received from sources within foreign countries.

         OTHER TAXATION. The investment by an investor in the Portfolio does not cause the investor to be liable for any income or franchise tax in the State of New York. Investors are advised to consult their own tax advisors with respect to the particular tax consequences to them of an investment in the Portfolio.

The Year 2000 Initiative

         With the new millennium rapidly approaching, organizations are examining their computer systems to ensure they are year 2000 compliant. The issue, in simple terms, is that many existing computer systems use only two numbers to identify a year in the date field with the assumption that the first two digits are always 19. As the century is implied in the date, on January 1, 2000, computers that are not year 2000 compliant will assume the year is 1900. Systems that calculate, compare, or sort using the incorrect date will cause erroneous results, ranging from system malfunctions to incorrect or incomplete transaction processing. If not remedied, potential risks include business interruption or shutdown, financial loss, reputation loss, and/or legal liability.

         J.P. Morgan has undertaken a firmwide initiative to address the year 2000 issue and has developed a comprehensive plan to prepare, as appropriate, its computer systems. Each business line has taken responsibility for identifying and fixing the problem within its own area of operation and for addressing all interdependencies. A multidisciplinary team of internal and external experts supports the business teams by providing direction and firmwide coordination. Working together, the business and multidisciplinary teams have completed a thorough education and awareness initiative and a global inventory and assessment of J.P. Morgan's technology and application portfolio to understand the scope of the year 2000 impact at J.P. Morgan. J.P. Morgan presently is renovating and testing these technologies and applications in partnership with external consulting and software development organizations, as well as with year 2000 tool providers. J.P. Morgan has substantially completed renovation, testing, and validation of its key systems and is preparing to participate in industry-wide testing (or streetwide testing) in 1999. J.P. Morgan is also working with key external parties, including clients, counterparties, vendors, exchanges, depositories, utilities, suppliers, agents and regulatory agencies, to stem the potential risks the year 2000 problem poses to J.P. Morgan and to the global financial community. For potential failure scenarios where the risks are deemed significant and where such risk is considered to have a higher probability of occurrence, J.P. Morgan is attempting to develop business recovery/contingency plans. These plans will define the infrastructure that should be put in place for managing a failure during the millennium event itself.

         Costs associated with efforts to prepare J.P. Morgan's systems for the year 2000 approximated $93.3 million in 1997, $132.7 million in 1998 and $36.6 million for the first eight months of 1999. Over the next few months, J.P. Morgan will continue its efforts to prepare its systems for the year 2000. The total cost to become year-2000 compliant is estimated at $300 million (for firmwide systems upgrade, not just for systems relating to mutual funds), for internal systems renovation and testing, testing equipment, and both internal and external resources working on the project. The costs associated with J.P. Morgan becoming year-2000 compliant will be borne by J.P. Morgan and not the Portfolio.

ITEM 20.  UNDERWRITERS.

         The exclusive placement agent for the Portfolio is FDI, which receives no additional compensation for serving in this capacity. Investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

ITEM 21.  CALCULATION OF PERFORMANCE DATA.

         Not applicable.

ITEM 22.  FINANCIAL STATEMENTS.

         The Portfolio's May 31, 1999 annual report to investors filed with the SEC pursuant to Section 30(b) of the 1940 Act and Rule 30b2-1 thereunder is incorporated herein by reference. (Accession No.
00001047469-99-035304, filed September 10, 1999.)

APPENDIX A

DESCRIPTION OF SECURITY RATINGS

STANDARD & POOR'S

CORPORATE AND MUNICIPAL BONDS

AAA - Debt rated AAA have the highest ratings assigned by Standard & Poor's to a debt obligation. Capacity to pay interest and repay principal is extremely strong.

AA - Debt rated AA have a very strong capacity to pay interest and repay principal and differ from the highest rated issues only in a small degree.

A - Debt rated A have a strong capacity to pay interest and repay principal although they are somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than debts in higher rated categories.

BBB - Debt rated BBB are regarded as having an adequate capacity to pay interest and repay principal. Whereas they normally exhibit adequate protection parameters, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity to pay interest and repay principal for debts in this category than for debts in higher rated categories.

BB - Debt rated BB are regarded as having less near-term vulnerability to default than other speculative issues. However, they face major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to inadequate capacity to meet timely interest and principal payments.

B - An obligation rated B is more vulnerable to nonpayment than obligations rated BB, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor's capacity or willingness to meet its financial commitment on the obligation.

CCC - An obligation rated CCC is currently vulnerable to nonpayment, and is dependent upon favorable business, financial, and economic conditions for the obligor to meet its financial commitment on the obligation. In the event of adverse business, financial, or economic conditions, the obligor is not likely to have the capacity to meet its financial commitment on the obligation.

CC - An obligation rated CC is currently highly vulnerable to nonpayment.

C - The C rating may be used to cover a situation where a bankruptcy petition has been filed or similar action has been taken, but payments on this obligation are being continued.

COMMERCIAL PAPER, INCLUDING TAX EXEMPT

A - Issues assigned this highest rating are regarded as having the greatest capacity for timely payment. Issues in this category are further refined with the designations 1, 2, and 3 to indicate the relative degree of safety.

A-1 - This designation indicates that the degree of safety regarding timely payment is very strong.

SHORT-TERM TAX-EXEMPT NOTES

SP-1 - The short-term tax-exempt note rating of SP-1 is the highest rating assigned by Standard & Poor's and has a very strong or strong capacity to pay principal and interest. Those issues determined to possess overwhelming safety characteristics are given a "plus" (+) designation.

SP-2 - The short-term tax-exempt note rating of SP-2 has a satisfactory capacity to pay principal and interest.

MOODY'S

CORPORATE AND MUNICIPAL BONDS

Aaa - Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edge". Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

Aa - Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long term risks appear somewhat larger than in Aaa securities.

A - Bonds which are rated A possess many favorable investment attributes and are to be considered as upper medium grade obligations. Factors giving security to principal and interest are considered adequate but elements may be present which suggest a susceptibility to impairment sometime in the future.

Baa - Bonds which are rated Baa are considered as medium grade obligations, i.e., they are neither highly protected nor poorly secured. Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

Ba - Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

B - Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Caa - Bonds which are rated Caa are of poor standing. Such issues may be in default or there may be present elements of danger with respect to the principal or interest.

Ca - Bonds which are rated Ca represent obligations which are speculative in a high degree. Such issues are often in default or have other marked shortcomings.

C - Bonds which are rated C are the lowest rated class of bonds and issues so rated can be regarded as having extremely poor prospects of ever attaining any real investment standing.

COMMERCIAL PAPER, INCLUDING TAX EXEMPT

Prime-1 - Issuers rated Prime-1 (or related supporting institutions) have a superior capacity for repayment of short-term promissory obligations. Prime-1 repayment capacity will normally be evidenced by the following characteristics:

              -  Leading market positions in well established industries.
              -  High rates of return on funds employed.
              - Conservative capitalization structures with moderate reliance on debt and ample asset protection.
              - Broad margins in earnings coverage of fixed financial charges and high internal cash generation.
              - Well established access to a range of financial markets and assured sources of alternate liquidity.

SHORT-TERM TAX EXEMPT NOTES

MIG-1             - The short-term  tax-exempt  note rating MIG-1 is the highest rating assigned by Moody's for notes judged to be the best quality. Notes with this rating enjoy strong protection from established cash flows of funds for their servicing or from established and broad-based access to the market for refinancing, or both.

MIG-2- MIG-2 rated notes are of high quality but with margins of protection not as large as MIG-1.

---------1Mr. Healey is an "interested person" of the Portfolio and the Advisor as that term is defined in the 1940 Act.

                                     PART C


ITEM 23. EXHIBITS.

(a)      Declaration of Trust of the Registrant.(3)

(b)      By-Laws of the Registrant.(3)

(d)1 Investment Advisory Agreement between the Registrant and Morgan Guaranty Trust Company of New York ("Morgan").(3)

(d)2 Form of Investment Advisory Agreement between the Registrant and J.P. Morgan Investment Management Inc. ("JPMIM").(4)

(g)1 Custodian Contract between the Registrant and State Street Bank and Trust Company ("State Street").(1)

(g)2 Amendment (dated July 1, 1996) to Custodian Contract between the Registrant and State Street.(2)

(h)1 Co-Administration Agreement between the Registrant and Funds Distributor, Inc. (dated August 1, 1996).(2)

(h)2 Restated Administrative Services Agreement between the Registrant and Morgan (dated August 1, 1996).(2)

(h)2a Amended Exhibit 1 to Restated Administrative Services Agreement between the Registrant and Morgan.(3)

(h)3 Transfer Agency and Service Agreement between the Registrant and State Street.(3)

(h)4 Amended  and  Restated   Portfolio  Fund  Services  Agreement  between  the
     Registrant and Pierpont Group, Inc. (dated July 11, 1996).(2)

(l)      Investment representation letters of initial investors.(3)

27       Financial Data Schedule. Not applicable.

---------------
(1) Incorporated herein by reference from the Registrant's registration statement on form N-1A (the "Registration Statement") as filed with the Securities and Exchange Commission on April 1, 1994.

(2)      Incorporated   herein  by  reference   from  Amendment  No.  3  to  the
         Registration Statement as filed with the Securities and Exchange Commission on September 27, 1996 (Accession No. 0000912057-96-021424).

(3)      Incorporated   herein  by  reference   from  Amendment  No.  5  to  the
         Registration Statement as filed with the Securities and Exchange Commission on January 2, 1998 (Accession No. 0001041455-98-000003).

(4)      Incorporated   herein  by  reference   from  Amendment  No.  6  to  the
         Registration Statement as filed with the Securities and Exchange Commission on October 2, 1998 (Accession No. 0001041455-98-000070).


ITEM 24. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE PORTFOLIO.

         Not applicable

ITEM 25. INDEMNIFICATION.

         Reference is hereby made to Article V of the Registrant's Declaration of Trust, filed as an Exhibit hereto.

         The Trustees and officers of the Registrant and the personnel of the Registrant's co-administrator are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940, as amended.

ITEM 26. BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISER.

         JPMIM is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and is a wholly owned subsidiary of J.P. Morgan & Co. Incorporated. JPMIM manages employee benefit funds of corporations, labor unions and state and local governments and the accounts of other institutional investors, including investment companies.

         To the knowledge of the Registrant, none of the directors, except those set forth below, or executive officers of JPMIM, is or has been during the past two fiscal years engaged in any other business, profession, vocation or employment of a substantial nature, except that certain officers and directors of JPMIM also hold various positions with, and engage in business for, J.P. Morgan & Co. Incorporated, which owns all the outstanding stock of JPMIM.

ITEM 27. PRINCIPAL UNDERWRITERS.

         Not applicable.

ITEM 28. LOCATION OF ACCOUNTS AND RECORDS.

         The accounts and records of the Registrant are located, in whole or in part, at the office of the Registrant and the following locations:

         Morgan Trust Guaranty Company of New York, 60 Wall Street, New York, New York 10260-0060 or 522 Fifth Avenue, New York, New York 10036 (records relating to its functions as investment adviser and administrative services agent).

         State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110 or 40 King Street West, Toronto, Ontario, Canada M5H 3Y8 (records relating to its functions as custodian and fund accounting and transfer agent).

         Funds Distributor, Inc., 60 State Street, Suite 1300, Boston, Massachusetts 02109 or c/o State Street Cayman Trust Company, Ltd., Elizabethan Square, Shedden Road, George Town, Grand Cayman, Cayman Islands, BWI (records relating to its functions as co-administrator and exclusive placement agent).

         Pierpont Group, Inc., 461 Fifth Avenue, New York, New York 10017 (records relating to its assisting the Trustees in carrying out their duties in supervising the Registrant's affairs).

ITEM 29. MANAGEMENT SERVICES.

         Not applicable.

ITEM 30. UNDERTAKINGS.

         Not applicable.

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 28th day of September, 1999.

THE U.S. EQUITY PORTFOLIO



By:      /s/ Stephanie D. Pierce
         --------------------------------
         Stephanie D. Pierce
         Assistant Secretary

                                INDEX TO EXHIBITS

EXHIBIT NO.                DESCRIPTION OF EXHIBIT

NONE